AGREEMENT AND PLAN OF MERGER

by and among BBCN BANCORP, INC., WON MERGER SUB CORP. and
FOSTER BANKSHARES, INC.

Dated as of April 15, 2013

AGREEMENT AND PLAN OF MERGER, dated as of April 15, 2013 (this “Agreement”), by and among BBCN Bancorp, Inc., a Delaware corporation (“Acquirer”), Won Merger Sub Corp., a Delaware corporation that is a wholly owned subsidiary of Acquirer (“Merger Sub”), and Foster Bankshares, Inc., a Delaware corporation (the “Company”). Certain terms with initial capital letters used in this Agreement have the meanings indicated in Section
10.13 or in certain other Sections indicated in the Index of Defined Terms.

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”) has approved and declared advisable this Agreement and the transactions contemplated by this Agreement, determined that this Agreement and such transactions are fair to and in the best interests of the Company and its stockholders and resolved to recommend that the Company’s stockholders approve this Agreement.

WHEREAS, each of the board of directors of Acquirer and Merger Sub has approved and declared advisable this Agreement and the transactions contemplated by this Agreement, determined that this Agreement and such transactions are fair to, and in the best interests of, Acquirer and Merger Sub, respectively, and the stockholders of Acquirer and Merger Sub and, in the case of the board of directors of Merger Sub, resolved to recommend that Merger Sub’s stockholder adopt this Agreement.

WHEREAS, the parties signatory hereto (each, a “Party” and, collectively, the “Parties”) desire to make certain representations and warranties and document their agreements in connection with the Merger and to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I THE MERGER
Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this
Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”) and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (the Company in such capacity being sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law (the “DGCL”).

Section 1.02 Closing. Unless otherwise mutually agreed in writing between the Company and Acquirer, the closing for the Merger (the “Closing”) shall take place at the offices of Arnold & Porter LLP, 777 South Figueroa Street, 44th Floor, Los Angeles, California, on a date (the “Closing Date”) designated by Acquirer, which shall be no later than the fifth Business Day after the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) in accordance with this Agreement.

Section 1.03 Effective Time. In connection with the Closing, the Company and Acquirer shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) as provided in Section 251 of the DGCL. The Merger shall become effective at the time (the “Effective Time”) when the Certificate of Merger has been duly filed with the Delaware Secretary, or at such later time as may be agreed by the Parties in writing and specified in the Certificate of Merger.

Section 1.04 Certificate of Incorporation; Bylaws. The certificate of incorporation and the bylaws of the Company shall be the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter duly amended as provided therein or by applicable Laws.

Section 1.05 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal.

Section 1.06 Bank Merger. As soon as reasonably practicable after the date hereof, Acquirer and the Company shall cause Acquirer Bank and Company Bank to enter into a bank merger agreement in substantially the form attached to this Agreement as Exhibit A (the “Bank Merger Agreement”), providing for the merger of Company Bank with and into Acquirer Bank, in which Acquirer Bank shall be the surviving banking corporation (the “Bank Merger”) in accordance with all applicable Laws and the terms of the Bank Merger Agreement concurrently with or as soon as reasonably practicable after consummation of the Merger.

ARTICLE II

EFFECT OF MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.01 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or Acquirer:

(a)    Company Common Stock. Subject to Section 2.02(f), each share of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time (each a “Share” and, collectively, the “Shares”), other than (i) any Excluded Shares and (ii) any shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not effectively withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Shares”), shall be converted into the right to receive, at the election of the holder thereof, (i) the sum of $32.50 in cash (the “Per Share Cash Consideration”) plus $2.1703 (the “Cash Adjustment Amount”) or (ii) the sum of 2.46322 shares of the common stock, par value $0.01 per share, of Acquirer (the “Acquirer Common Stock”) (the “Per Share Stock Consideration”) plus 0.16449 shares of Acquirer Common Stock (the “Stock Adjustment Amount”); provided, however, that if the Book Value Per Share is less than $32.50 (x) the Per Share Cash Consideration, but not the Cash Adjustment Amount, shall be decreased by the amount equal to the difference between the Book Value Per Share and $32.50 and (y) the Per Share Stock Consideration, but not the Stock Adjustment Amount, shall be adjusted to equal the number of shares of Acquirer Common Stock derived by dividing the adjusted Per Share Cash Consideration by $13.19411; provided, further, that if any holder of Shares is unable to verify to the reasonable satisfaction of the Acquirer that such holder is an Accredited Investor, then such holder shall only be entitled to receive the Per Share Cash Consideration and the Cash Adjustment Amount with respect to each of such holder’s Shares.
At the Effective Time, each Share shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration specified herein.

(b)    Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled without payment of any consideration therefor and cease to exist.

(c)    No Effect on Acquirer Stock. The Merger shall have no effect on the shares of capital stock of Acquirer that are outstanding before the Merger, all of which shares shall remain outstanding without change after the Effective Time.

(d)    Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Acquirer Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, appropriate and proportionate adjustments shall be made to the Per Share Cash Consideration, the Cash Adjustment Amount, the Per Share Stock
Consideration and the Stock Adjustment Amount.

(e)    Merger Sub. At the Effective Time, each share of common stock, par value
$0.01, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation. The shares of the Surviving Corporation into which the shares of the common stock of Merger Sub are so converted shall be the only shares of the common stock of the Surviving Corporation that are issued and outstanding immediately after the Effective Date.

Section 2.02 Exchange of Certificates.

(a)    Cash or Stock Elections. Prior to the Effective Time, the Company shall seek to have each holder of Shares of record (other than holders of Excluded Shares) inform the Company and the Acquirer whether such holder is an Accredited Investor and, if such holder can verify to the reasonable satisfaction of the Acquirer that such holder is an Accredited Investor, make a binding election to receive cash, Acquirer Common Stock or a combination of both in exchange for such holder’s Shares at the Effective Time pursuant to Section 2.01(a).

(b)    Exchange Agent. At the Effective Time, based on the information received pursuant to Section 2.02(a), Acquirer shall deposit or make available to Computershare Trust Company, N.A., or to a bank or trust company or other entity designated by Acquirer and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Shares for exchange in accordance with this Article II, (i) evidence of shares in book entry form representing the shares of Acquirer Common Stock issuable to holders of Shares who have elected to receive Acquirer Common Stock in exchange for their Shares pursuant to Section
2.02(a) and (ii) to the extent then known, sufficient funds to pay cash to holders of Shares who either are not Accredited Investors or have elected to receive cash in exchange for their Shares pursuant to Section 2.02(a) and to pay cash in lieu of fractional shares in accordance with Section 2.02(f). To the extent not all holders of Shares of record have provided the information required by Section 2.02(a) prior to the Effective Time, Acquirer shall deposit or make available to the Exchange Agent evidence of shares in book entry form representing additional shares of Acquirer Common Stock and additional cash as needed following the Effective Time to fund the aggregate claims for Acquirer Common Stock or cash as elections are received pursuant to Section 2.01(c).

(c)    Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of Shares of record (other than holders of Excluded Shares or Dissenting Shares) a letter of transmittal (i) specifying that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.02(e)) to the Exchange Agent, (ii) providing means to verify that such holder is an Accredited Investor and, if such holder is an Accredited Investor, indicate such holder’s election to receive cash,
Acquirer Common Stock or a combination of both in exchange for such holder’s Shares pursuant to Section 2.01(a), to the extent such holder has not either provided such verification and made a valid election prior to the Effective Time, and (iii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.02(e)) in exchange for the cash, evidence in customary form of the issuance of shares of Acquirer Common Stock in book entry form (a “Book Entry Notice”) representing the number of whole shares of Acquirer Common Stock which the holder elects to receive in the Merger or a combination of both. If a holder of Shares of record has not, within sixty (60) days after the mailing of the letter of transmittal, verified to the reasonable satisfaction of Acquirer that such holder is an Accredited Investor and, if such holder is an Accredited Investor, indicated an election as to whether to receive cash or Acquirer Common Stock, such holder may, at
Acquirer’s election, be deemed to have elected to receive cash. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.02(e)) to the Exchange Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a check in the dollar amount and/or (ii) a Book Entry Notice evidencing that number of whole shares of Acquirer Common
Stock, which such holder has the right to receive in respect of the Shares surrendered pursuant to the provisions of this Article II (after aggregation of all Shares then held by such holder) and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of

Shares that is not registered in the transfer records of the Company, the Merger Consideration to be exchanged upon due surrender of the Certificate as herein provided may be issued to the transferee if the Certificate previously representing such Shares is presented to the Exchange

Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(d)    No Further Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Acquirer or the Exchange Agent for transfer, it shall be cancelled and exchanged for the Merger Consideration to which the holder of the Certificate is entitled pursuant to this Article II.

(e)    Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Acquirer, the posting by such Person of a bond in customary amount and upon such terms as may be required by Acquirer as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue a check in the dollar amount of cash and/or a Book Entry Notice evidencing the amount of Acquirer Common Stock, as applicable, to which the holder of Company Common Stock is entitled pursuant to this Article II.

(f)    No Fractional Shares. No certificates or scrip representing fractional shares of Acquirer Common Stock shall be issued upon the surrender for exchange of Company Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Acquirer or the Surviving Corporation. In lieu thereof, upon surrender of the applicable Company Common Stock by submission of a letter of transmittal to the
Exchange Agent accompanied by the applicable Certificates, the Exchange Agent shall pay each holder of such Company Common Stock an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled by (ii) the aggregate amount of the Per Share Cash Consideration and the Cash Adjustment Amount.

(g)    Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of the Company for six (6) months after the Effective Time shall be delivered to Acquirer, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Acquirer for payment of their claim for Acquirer Common Stock or cash, including any cash in lieu of fractional shares of Acquirer Common Stock, in exchange for their Shares and any dividends or distributions with respect to Acquirer Common Stock such holders have elected to receive in exchange for their Shares.

(h)    Withholding Rights. Each of Acquirer, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Laws. To the extent that amounts are so withheld by Acquirer, Merger

Sub or the Surviving Corporation, as the case may be, such withheld amounts (i) shall be remitted by Acquirer or the Surviving Corporation, as applicable, to the applicable Governmental
Entity, and (ii) to the extent so remitted, shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Merger Sub or Acquirer, as the case may be.

Section 2.03 Phantom Stock Plan. At the Effective Time, cash will be paid to the holders entitled thereto pursuant to the terms of the 312.28779 vested “dividend equivalent units” issued pursuant to the Phantom Stock Plan. Any “stock units” issued pursuant to the Phantom Stock Plan that are outstanding, whether vested or unvested, as of the Effective Time will automatically expire and no payment will be made with respect thereto.

Section 2.04 Dissenting Shares.

(a)    Notwithstanding anything to the contrary contained herein, any Dissenting Stockholders shall be entitled only to such rights and payments as are provided by Section 262 of the DGCL; provided, however, that if any such holder shall effectively waive, withdraw or lose such holder’s rights under Section 262 of the DGCL, each of such holder’s Dissenting Shares shall thereupon be deemed to have been converted at the Effective Time into the right to receive the sum of the Per Share Stock Consideration and the Stock Adjustment Amount (payable in the form of the Per Share Stock Consideration), after giving effect to any required Tax withholdings as provided in Section 2.02(h), and such holder shall cease to have any other rights with respect thereto.

(b)    The Company shall give Acquirer (i) prompt notice of any written demand received by the Company to require the Company to purchase Shares pursuant to Section 262 of the DGCL, and (ii) the right to conduct all negotiations and proceedings with respect to any such demand. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Acquirer shall have consented in writing to such payment or settlement offer.

Section 2.05 Determination of Book Value Per Share.

(a)    At least ten (10) Business Days before the date on which the Company and Acquirer anticipate the Closing to occur, the Company shall deliver to Acquirer a schedule stating what it believes to be the amount and, setting forth in reasonable detail, the method of calculation, of the Book Value Per Share (the “Proposed Book Value Per Share”) as of the most recent month-end prior to the date of such calculation accompanied by a certificate signed on behalf of the Company by its chief executive officer and its chief financial officer certifying that the schedule setting forth Proposed Book Value Per Share was prepared in accordance with GAAP on the same basis as that used in preparation of the Company’s audited financial statements for the year ended December 31, 2011 (except with respect to the adjustments to such GAAP calculation set forth in Section 6.04(b) and the definition of the term “Book Value Per Share” in Section 10.13).

(b)    After receipt of the Proposed Book Value Per Share, Acquirer shall have seven (7) Business Days (the “Review Period”) to review the Proposed Book Value Per Share. During the Review Period, Acquirer and its Representatives shall have full access to the books and records of the Company, the personnel of, and the work papers prepared by, the Company and/or the Company’s accountants to the extent that they relate to the Proposed Book Value Per Share and to such historical financial information relating to the Proposed Book Value Per Share as Acquirer may reasonably request for the purpose of reviewing the Proposed Book Value Per Share.

(c)    On or prior to the last day of the Review Period, Acquirer may object to the Proposed Book Value Per Share by delivering to the Company a written statement (the “Objection Notice”) setting forth Acquirer’s objections to the calculation of the Proposed Book Value Per Share in reasonable detail and Acquirer’s reasonably detailed calculation of the Book Value Per Share. If Acquirer delivers the Objection Notice, the Company and Acquirer shall negotiate in good faith to resolve such objections within five (5) Business Days after the delivery of the Objection Notice, and, if the same are so resolved, the resulting agreed amount shall be the Book Value Per Share for purposes of this Agreement.

(d)    If the Company and Acquirer fail to reach an agreement with respect to all of the matters set forth in the Objection Notice within such five (5) Business Day period, then the determination of the Book Value Per Share shall be submitted for resolution to an impartial nationally recognized firm of independent certified public accountants, other than the Company’s accountants or Acquirer’s accountants, mutually agreed upon by the Parties (the “Independent Accountant”). The Independent Accountant’s determination of the Book Value Per Share shall be based upon what is commonly referred to as the “baseball arbitration” approach, whereby the Independent Accountant may only decide in favor of the position presented by either the Acquirer or the Company, and may not make a ruling or determination other than in favor of one of the two positions presented. The Independent Accountant shall make a determination as soon as practicable within ten (10) days (or such other time as the parties hereto shall agree in writing) after its engagement, and its resolution of the Book Value Per Share shall be conclusive and binding upon the Company and Acquirer. The fees of the Independent Accountant shall be paid by whichever party’s calculation of the Book Value Per Share was not selected by the Independent Accountant.

(e)    Notwithstanding the foregoing, if the date of the final determination of the Book Value Per Share occurs after the end of the month that is two months after the month-end as of which the Proposed Book Value Per Share is calculated, the Company shall update the calculation of the Proposed Book Value Per Share as of the then most recent month-end and the above review and determination process shall be followed with respect to such updated Proposed Book Value Per Share.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.01 Disclosure. On or prior to the date of this Agreement, the Company has delivered to Acquirer and Merger Sub a schedule (the “Company Disclosure Schedule”) and Acquirer and Merger Sub have delivered to the Company a schedule (the “Acquirer Disclosure Schedule,” and, together with the Company Disclosure Schedule, the “Disclosure Schedules”), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV, or to one or more of the Company’s or Acquirer’s covenants contained herein. The Company Disclosure Schedule may refer to and incorporate by reference information and documents contained in the electronic data room (the “Data Room”) established by the Company for the purpose of providing information and documents in connection with the transactions contemplated by this Agreement; provided, that such information and documents may only be incorporated by reference to the extent they are contained in the Data Room as of the close of business on the second day preceding the date of this Agreement and only to the extent that the specific Sections or subsections of this Agreement to which such information or documents relate are stated under appropriate captions in the Company Disclosure Schedule.

Section 3.02 Representations and Warranties of the Company. The Company represents and warrants to Acquirer that, except as Previously Disclosed:

(a)    Organization, Good Standing and Qualification.

(i)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is a bank holding company duly registered under the Bank Holding Company Act of 1956 (the “BHCA”) and meets the applicable requirements for qualification as such. The Company has all corporate power and authority necessary to own or lease all the assets owned or leased by it and to conduct its business as such business is now being conducted, except any failures to have such power or authority that could not, individually or in the aggregate, reasonably be expected to have or result in a Company Material Adverse Effect. The Company is duly licensed or qualified to do business and in good standing as a foreign corporation in all jurisdictions in which the nature of the activities conducted by the Company requires such licensure or qualification and in which the Company owns or leases real property, other than any failures to be so licensed or qualified that could not reasonably be expected to have or result in a Company Material Adverse Effect. The certificate of incorporation of the Company complies with applicable Laws. A true, complete and correct copy of each of the certificate of incorporation and the bylaws of the Company, as amended and currently in effect, has been delivered to Acquirer.

(ii)    Foster Bank (“Company Bank”) is a wholly owned subsidiary of the Company and is an Illinois state-chartered commercial bank duly organized, validly existing and in good standing under Chapter 205, Act 5 of the Illinois Compiled Statutes (the “ILCS”). The deposit accounts of Company Bank are insured up to applicable limits by the Federal Deposit Insurance Corporation (the “FDIC”), and no proceedings for the termination or revocation of such insurance are pending or, to the Knowledge of the Company, threatened. Company Bank has the corporate power and necessary authority to own or lease all of the assets owned or leased by it and to conduct its business as it is now being conducted, except where any failures to have such power or authority could not, individually or in the aggregate, reasonably be expected to have or result in a Company Material Adverse Effect. Company Bank is duly licensed or qualified to do business and in good standing in all jurisdictions in which the nature of the activities conducted by Company Bank requires such qualification and in which Company Bank owns or leases real property, other than, in each case, any such failures to be so licensed or qualified that could not, individually or in the aggregate, reasonably be expected to have or result in a Company Material Adverse Effect. The articles of incorporation of Company Bank comply with applicable Law. A true, complete and correct copy of each of the articles of incorporation of Company Bank and the bylaws of Company Bank, as amended and currently in effect, has been delivered to Acquirer.

(iii)    Each of the Company’s Subsidiaries (other than Company Bank) is a corporation or other legal entity duly incorporated or duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each such Subsidiary has the corporate (or similar) power and authority necessary to own or lease all of the assets owned or leased by it and to conduct its business in all material respects as such business is now being conducted, except any failures to have such power or authority that could not, individually or in the aggregate, reasonably be expected to have or result in a Company Material Adverse Effect. Each such Subsidiary is duly licensed or qualified to do business and in good standing as a foreign corporation or other legal entity in all jurisdictions in which the nature of the activities conducted by such Subsidiary requires such licensing or qualification and in which such Subsidiary owns or leases real property, other than, in each case, any such failures to be so licensed or qualified that could not, individually or in the agreement, reasonably be expected to have or result in a Company Material Adverse Effect. The articles or certificate of incorporation, operating or limited liability company agreement, certificate of trust or other organizational document of each such Subsidiary comply with applicable Laws. A true, complete and correct copy of the articles or certificate of incorporation, operating or limited liability company agreement, or certificate of trust and bylaws (or similar governing documents) of each such Subsidiary, as amended and currently in effect, has been delivered to Acquirer.

(b)    Capitalization. The authorized capital stock of the Company consists of 140,000 shares of Company Common Stock. The Company is not authorized to issue preferred stock. As of the date of this Agreement, (i) 132,000 shares of Company Common Stock are issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote (“Voting Debt”) are issued and outstanding. As of the date of this Agreement, the Company does not have and is not bound by any outstanding subscriptions, options, calls, commitments or Contracts of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable for, any shares of Company Common Stock or preferred stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock or Voting Debt of the Company (including any rights plan or agreement). Section 3.02(b) of the Company Disclosure Schedule sets forth a table listing, as of the date of this Agreement, the outstanding series of trust preferred securities and subordinated debt of the Company, Company Bank and all of the Company’s other Subsidiaries, and all such information is accurate and complete.

(c)    Subsidiaries. With respect to Company Bank and each of the Company’s other Subsidiaries, (i) all the issued and outstanding shares of such entity’s capital stock (or corresponding equity interests in the case of Subsidiaries that are not corporations) have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and (ii) such entity does not have and is not bound by any outstanding subscriptions, options, calls, commitments or Contracts of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable for, any shares of such entity’s capital stock or any other equity securities or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock or Voting Debt of such entity
(including any rights plan or agreement). Neither the Company nor Company Bank has received any notice relating to the assessment on the capital stock of Company Bank. Section 3.02(c) of the Company Disclosure Schedule sets forth as of the date of this Agreement (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (ii) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than one percent (1%) of the outstanding capital stock of such company and securities held in a fiduciary capacity for the benefit of customers.

(d)    Authorization and Action.

(i)    The Company has all requisite corporate power and authority, and has taken all corporate action necessary, in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject only, with respect to the Merger, approval of this Agreement by the holders of a majority of the outstanding Company Common Stock (the “Requisite Stockholder Approval”). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Acquirer, is a valid and binding obligation of the Company that is enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law (the “Bankruptcy and Equity Exception”).

(ii)    The Company Board has received the opinion of its financial advisor, FIG Partners LLC to the effect that, subject to the assumptions, qualifications and limitations set forth therein, as of the date of such opinion, the Merger Consideration is fair to the holders of the Shares from a financial point of view. It is agreed and understood that such opinion is solely for the benefit of the Company Board and may not be relied upon by Acquirer or any holders of capital stock of the Company.

(iii)    The Company Board has duly adopted resolutions (1) determining that this Agreement and the transactions contemplated hereby are advisable, and in the best interests of the Company and its stockholders, (2) approving this Agreement and the transactions contemplated hereby and (3) recommending that the Company’s stockholders approve this Agreement (such recommendation being referred to herein as the “Company Board Recommendation”).

(iv)    Except as set forth in Section 3.02(d)(iv) of the Company Disclosure Schedule, neither the execution and delivery by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (1) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss to the Company or any of its Subsidiaries of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Encumbrances upon any of the material properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of (x) the articles or certificate of incorporation or bylaws of the Company or the certificate of incorporation, charter, bylaws or other governing instruments of any of its Subsidiaries or (y) any material Contract or license to which the Company or any of its Subsidiaries is a party or by which it may be bound, or to which the Company or any of its Subsidiaries or any of the properties or assets of the Company or any of its Subsidiaries may be subject, or (2) subject to compliance with the statutes and regulations referred to in Section 3.02(e), violate any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective properties or assets.

(e)    Consents and Approvals. Other than (i) applicable requirements of the Securities Act, the Exchange Act, and state securities and “blue sky” laws, as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the
Certificate of Merger with the Delaware Secretary, (iii) the filing of applications and notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the FDIC, the State of Illinois Department of Financial and Professional Regulation (the “Illinois
Department”), and the State of California Department of Financial Institutions, and the receipt of approval or notice of non-objection thereto and the expiration of any related waiting periods, and (iv) such other consents of, filings with, authorizations or approvals from and registrations with any Governmental Entity which if not obtained or made could not, individually or in the aggregate, reasonably be expected to have or result in a Company Material Adverse Effect (clauses (iii) through (iv), collectively the “Requisite Regulatory Consents”), no notice or application to or filing with, or consent or notice of non-objection of, any Governmental Entity or any other Person is necessary in connection with the Company’s execution, delivery or performance of this Agreement, and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby. A list of all Requisite Regulatory Consents and any other regulatory consents that are required by the Company, its Subsidiaries or any of their Affiliates as of the date hereof is disclosed in Section 3.02(e) of the Company Disclosure Schedule.

(f)    Financial Statements.

(i)    The Company has previously made available to Acquirer copies of (1) the audited consolidated statements of financial condition of the Company and its Subsidiaries as of December 31, 2010 and 2011, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, in each case including the related notes and accompanied by the audit report thereon of McGladry & Pullen, LLP (the “Audited Financial Statements”), and (2) the unaudited consolidated statements of financial condition of the Company and its Subsidiaries as of September 30,
2012 and the related unaudited consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for the nine-month period ended September 30, 2012, in each case including the related notes (the “Interim Financials” and, collectively with the Audited Financial Statements, the “Financial Statements”).

(ii)    Each of the Financial Statements has been prepared in accordance with GAAP consistently applied throughout the periods involved (except for inconsistencies in the application of GAAP described in such Financial Statements or in the notes thereto), is consistent with the books and records of the Company, and fairly presents, in all material respects, the consolidated financial condition of the Company as of the respective dates and the results of operations and cash flows of the Company for the respective periods indicated therein, as applicable, subject to, in the case of the Interim Financials the absence of notes and schedules and normal year-end adjustments (but only to the extent not material in the aggregate).

(iii)    The books and records of the Company and its Subsidiaries in all material respects have been, and are being, maintained in accordance with applicable Laws and accounting requirements and reflect only actual transactions.

(iv)    McGladry & Pullen, LLP, which has expressed its opinion with respect to the consolidated financial statements of the Company for the years ended December 31,
2009, 2010 and 2011 were as of the date of such opinion independent public accountants, within the meaning of the Code of Professional Conduct of the American Institute of Certified Public Accountants.

(g)    Reports; Books and Records.

(i)    Since January 1, 2009, each of the Company and each of its Subsidiaries has timely filed or furnished all reports, registrations, documents, filings, statements and submissions, together with any amendments thereto, that it was required to file with or furnish to any Governmental Entity (the foregoing, collectively, the “Company Reports”)

and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing or furnishing, or, if amended, as of the date of the last such amendment prior to the date of this Agreement, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities. As of the date of this Agreement, there are no outstanding comments from any Governmental Entity with respect to any such Company Report.
With respect to all other Company Reports filed since January 1, 2009 or to be filed subsequent to the date of this Agreement and prior to the Closing, the Company Reports will be complete and accurate in all material respects as of their respective dates, or the dates of their respective amendments. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of the Company and its Subsidiaries, no Governmental Entity has initiated any proceeding or, to the Knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2009. There are no unresolved violations set forth in any report relating to any examinations or inspections by any Governmental Entity of any of the Company and its Subsidiaries. The Company and its Subsidiaries have fully resolved all “matters requiring attention,” “matters requiring immediate attention,” “matters requiring enhancements” and similar items as identified by any such Governmental
Entity.

(ii)    Neither the Company nor any of its Subsidiaries is required to file periodic reports with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act.

(iii)    The records, systems, controls, data and information of each of the Company and each of its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or their accountants (including all means of access thereto and therefrom), except as would not reasonably be expected to have a material adverse effect on the Company’s system of internal accounting controls.

(iv)    Each of the Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and that (1) transactions are executed in accordance with management’s general or specific authorization, (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (3) access to assets is permitted only in accordance with management’s general or specific authorization and (4) the recorded amount for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(h)    Assets. The Company or one of its Subsidiaries owns and has good and marketable title to all real property, and owns the other assets, that are reflected in the audited statement of financial condition of the Company as of December 31, 2011 as being owned by the Company or one of its Subsidiaries (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of any claims, liens, charges, security interests or encumbrances of any nature whatsoever, except for Permitted Liens. Such assets owned by the Company include all assets necessary for the conduct of the business of the Company and its Subsidiaries. To the Company’s Knowledge, with respect to the real property leased or subleased to the Company or its Subsidiaries (the “Leased Real Property”) and with respect to any personal property leased to the Company or its Subsidiaries, the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and neither the Company nor any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All material items of equipment and other tangible assets owned by or leased to the Company and its Subsidiaries are sufficient for the uses to which they are being put, to the Company’s Knowledge are in good and safe condition and repair (ordinary wear and tear excepted), and are sufficient for the conduct of the business of the Company and its Subsidiaries in the manner in which such business is currently being conducted.

(i)    Taxes. Except as set forth in Section 3.02(i) of the Company Disclosure Schedule, to the Company’s Knowledge: (1) each of the Company and each of its Subsidiaries has duly and timely filed (including, pursuant to applicable extensions) all Tax Returns required to be filed by it and all such Tax Returns are correct and complete in all material respects; (2) each of the Company and each of its Subsidiaries has paid in full all material Taxes due or made adequate provision in the financial statements of the Company (in accordance with GAAP) for any such Taxes, whether or not shown as due on such Tax Returns; (3) no deficiencies for any Taxes have been proposed, asserted or assessed, in each case in writing, against or with respect to any Taxes due by, or Tax Returns of, the Company or any of its Subsidiaries which deficiencies have not since been resolved; (4) there are no Encumbrances for Taxes upon the assets of either the Company or its Subsidiaries; (5) neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two (2) years in which the parties to such distribution treated the distribution as one to which Code Section 355 is applicable; (6) neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of
Treasury Regulations section 1.6011-4(b)(2); (7) neither the Company nor any of its Subsidiaries has engaged in a transaction of which it made disclosure to any taxing authority to avoid penalties under Section 6662(d) or any comparable provision of state, foreign or local Law; (8) neither the Company nor any of its Subsidiaries has participated in any “tax amnesty” or similar program offered by any taxing authority to avoid the assessment of penalties or other additions to Tax; (9) the Company and each of its Subsidiaries have complied in all material respects with all requirements to report information for Tax purposes to any individual or taxing authority, and have collected and maintained all material certifications and documentation in valid and complete form with respect to any such reporting obligation, including, without limitation, valid Internal Revenue Service Forms W-8 and W-9; (10) no written claim has been made within the past three (3) years by a Tax authority in a jurisdiction where the Company or any of its Subsidiaries, as the case may be, does not file Tax Returns that the Company, Company Bank or any of the Company’s other Subsidiaries, as the case may be, is or may be subject to Tax by that jurisdiction; (11) neither the Company nor any of its Subsidiaries has granted any currently effective waiver, extension or comparable consent regarding the application of the statute of limitations with respect to any Taxes or Tax Return that is outstanding, nor has any request for any such waiver or consent been made; (12) neither the Company nor any of its Subsidiaries has been or is in violation (or with notice or lapse of time or both, would be in violation) of any applicable Law relating to the payment or withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or any similar provisions of state, local or foreign law); (13) each of the Company and each of its Subsidiaries has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authority all amounts required to be so withheld and paid over under all applicable Laws; (14) no audits or investigations by any taxing authority relating to any Tax Returns of any of the Company or any of its Subsidiaries is in progress, nor has the Company or any of its Subsidiaries received written notice from any taxing authority of the commencement of any audit not yet in progress; (15) there are no outstanding and currently effective powers of attorney enabling any person or entity not a party to this Agreement to represent the Company or any of its Subsidiaries with respect to Tax matters other than its accountants or attorneys; (16) neither the Company nor any of its Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Code Section 481 after the Closing; (17) neither the Company nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Code Section 382(g); (18) neither the Company nor any of its Subsidiaries is liable for Taxes of any other Person (other than the Company or any of its Subsidiaries) pursuant to a tax indemnity, tax sharing or other similar agreement (other than pursuant to lease agreements, loan agreements, financing arrangements or commercial agreements entered into in the ordinary course of business); (19) neither the Company nor any of its Subsidiaries has any liability for any tax under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or non-United States law), as a transferee or successor, by contract or otherwise; (20) the Company is a small business corporation as defined in Code Section 1361 and has had in effect for each taxable year that it has been in existence a valid election to be treated as an S corporation for federal income tax purposes under the Code and under the income Tax laws of each state in which the Company does business under which such an election is permitted and has made all necessary filings and elections with respect to such status; (21) any direct or indirect Subsidiary of the Company is a “qualified subchapter S subsidiary” within the meaning of Code Section 1361(b)(3)(B) and has been a qualified subchapter S subsidiary at all times that it has been in existence; (22) to the Company’s Knowledge, each stockholder of the Company currently satisfies, and throughout such period as such stockholder has been a stockholder of the Company has satisfied, all criteria for a stockholder of a “small business corporation” and a “Subchapter S corporation,” each as defined in the Code; (23) to the Company’s Knowledge, no stockholder has made any filing with the Internal Revenue Service (the “IRS”), or has taken any other action, resulting in termination of the election to be treated as an S corporation for federal income tax purposes under the Code; and (24) neither the Company nor any Subsidiary would be liable for any Tax under Code
Section 1374 (or under any comparable provision of state law) if its assets were sold for their fair market value as of the Closing Date.

(j)    Absence of Certain Changes. Since December 31, 2011, and except as Previously Disclosed, (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business and consistent with past practice, (ii) the Company has not made or declared any distribution in cash or in kind to its stockholders or issued or repurchased any shares of its capital stock or other equity interests, (iii) there has been no material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries (except, in each case, as indicated in the Financial Statements or in the notes thereto), (iv) no fact, event, change, condition, development, circumstance or effect has occurred that has had, or would reasonably be expected to have, a Company Material Adverse Effect, and (v) no material default (or event which, with notice or lapse of time, or both, would constitute a material default) exists on the part of the Company or any of its Subsidiaries or, to their Knowledge, on the part of any other party, in the due performance and observance of any term, covenant or condition of any Contract to which the Company or any of its Subsidiaries is a party and which is, individually or in the aggregate, material to the financial condition of the Company and its Subsidiaries, taken as a whole.

(k)    No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, or is an obligor under any guarantee, keepwell or other similar Contract (absolute, accrued or contingent) or otherwise except for (i) liabilities or obligations reflected in or reserved against in the Company’s consolidated balance sheet as of December 31, 2011 and (ii) liabilities that have arisen since December 31, 2011 in the ordinary course of business and consistent with past practice and that have either been Previously Disclosed or would not have, individually or in the aggregate, a Company Material Adverse Effect.

(l)    Commitments and Contracts.

(i)    The Company has provided to Acquirer or its representatives true, correct and complete copies of each Material Contract to which the Company or any of its Subsidiaries is, as of the date hereof, a party or subject. “Material Contract” means each of the following (whether written or oral):

(1)    any Contract with respect to the employment or service of any current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries, in each case involving an annual base salary, annual fee or other form of cash compensation, as applicable, to be paid by the Company or any of its Subsidiaries in excess of $50,000, or any Contract with a current or former director, officer or employee with change-in-control or severance or other provisions resulting in or causing the acceleration of any compensation benefit upon a change in control or termination of employment following a change in control;

(2)    any Contract containing any standstill or similar agreement pursuant to which one Person has agreed not to acquire assets or securities of another Person;

(3)    any Related Party Contract;

(4)    any Contract (A) that restricts the ability of the Company or any of its Subsidiaries to compete in any business or geographic area or any particular medium or (B) that grants a Person other than the Company or any of its Subsidiaries “most favored nation” status or “exclusivity” or similar rights;

(5)    any Contract involving the payment or receipt of royalties or similar payments of more than $25,000 in the aggregate calculated based upon the revenues or income of the Company or its Subsidiaries or income or revenues related to any product or service of the Company or any of its Subsidiaries;

(6)    any Contract with a labor union or guild (including any collective bargaining agreement);

(7)    any Contract which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company or any of its Subsidiaries, other than with respect to real estate acquired by Company Bank or a Subsidiary of Company Bank through foreclosure or by deed in lieu of foreclosure;

(8)    any Contract (A) having as its principal subject matter the agreement of the Company or any of its Subsidiaries to indemnify any Person, (B) providing for indemnification by the Company or any of its Subsidiaries of any Person and that could reasonably be expected to result in an indemnification obligation of the Company or any of its Subsidiaries in excess of $25,000, or (C) providing for indemnification by the Company or any of its Subsidiaries of any current or former director, officer or employee of the Company or any of its Subsidiaries;

(9)    any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, assets that have a fair market value or purchase price of more than $25,000 or any equity interests of any Person;

(10)    any indenture, mortgage, promissory note, loan agreement, guarantee, sale and leaseback agreement, capitalized lease or other agreement or commitment for the borrowing by the Company or any of its Subsidiaries of money or the deferred purchase price of property in excess of $100,000 (in either case, whether incurred, assumed, guaranteed or secured by any asset), or any Contract including provisions whereby the Company or any of its Subsidiaries is guaranteeing the obligations of or agreeing to provide financial support to or on behalf of a Person (other than to or on behalf of the Company or one of its Subsidiaries);

(11)    any lease of real property that provides for annual payments of

$25,000 or more;

(12)    any license, franchise or similar Contract material to the business and operations of the Company and its Subsidiaries that provides for annual payments of $25,000 or more;

(13)    any Contract for the purchase, sale or lease of materials, supplies, goods, services, equipment or other assets (other than those specified elsewhere in this definition) that provides for either (A) annual payments or obligations of
$25,000 or more, or (B) aggregate payments or obligations of $100,000 or more;

(14)    any partnership, joint venture or other similar agreement or arrangement;

(15)    any Contract pursuant to which (A) the Company or any of its Subsidiaries grants a license or other right to use any registered and/or applied for Proprietary Right that is owned or purported to be owned by the Company or any of its Subsidiaries (a “Company Proprietary Right”) to a third person and (B) a third person grants a license or other right to the Company or any of its

Subsidiaries to any Proprietary Rights (but excluding licenses to commercially available “click-wrap” or “shrink-wrap” software);

(16)    any Contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such Contract contains continuing material obligations of the Company or any of its Subsidiaries;

(17)    any memorandum of understanding, formal or informal agreement or consent decree entered into with a Governmental Entity;

(18)    any Contract that provides for the imposition of any material
Encumbrance on any assets of the Company.

(ii)    To the Knowledge of the Company, each of the Material Contracts to which the Company or any of its Subsidiaries is a party or subject is valid and binding on the Company or its Subsidiaries, as the case may be and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there is no default under any such Contracts by the Company or its Subsidiaries, or to the Knowledge of the Company, by the other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries or to the Knowledge of the Company, by the other party thereto, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(m)    Litigation and Other Proceedings. Except as set forth in Section 3.02(m) of the Company Disclosure Schedule, there are no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions, or pending or, to the Knowledge of the Company, threatened governmental or regulatory investigations of any nature (i) against the Company or any of its Subsidiaries (excluding those of the type contemplated by the following clause (ii)) which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement. Except as set forth in Section 3.02(m) of the Company Disclosure Schedule, to the Knowledge of the Company, there is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries. The representations and warranties set forth in this Section 3.02(m) shall not apply to any collection litigation or proceedings in the ordinary course related to the Company Bank’s loan portfolio that involve amounts not exceeding $500,000.

(n)    Compliance with Laws.

(i)    The business of each of the Company and each of its Subsidiaries has been since January 1, 2009, and is being, conducted in accordance with all material applicable Laws and written regulatory guidelines, including the Equal Credit Opportunity Act (15
U.S.C. Section 1691 et seq.), the Fair Housing Act (420 U.S.C. Section 3601 et seq.), the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), Title III of the USA Patriot Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products and all other applicable bank secrecy laws, fair lending laws and other laws relating to discriminatory business practices and any Order issued with respect to anti-money laundering by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) and any other anti-money laundering statute, rule or regulation, except for violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries has all permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted. Each of the Company and each of its Subsidiaries has since January 1, 2009 complied in all material respects with and is not in default or violation in any material respect of, and none of them is under investigation with respect to, or has been threatened to be charged with or given notice of, any material violation of, any applicable Law or Order of any Governmental Entity. Except for statutory or regulatory restrictions of general application, no Governmental Entity has placed any restriction on the business or properties of the Company or any of its Subsidiaries that remains in effect. Neither the Company nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity that it may disclose pursuant to applicable Law (1) asserting that the Company or any of its

Subsidiaries is not in material compliance with any statutes, regulations or ordinances, (2)
threatening to revoke any permit, license, franchise, authorization, order or approval or (3) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance.

(ii)    To the Company’s Knowledge, neither the Company nor any of its
Subsidiaries, nor any director, officer, employee or Affiliate of either the Company or any of its Subsidiaries, nor any agent or other Person acting on behalf of the Company or any of its Subsidiaries is currently subject to any sanctions administered by OFAC.

(iii)    The operations of each of the Company and each of its Subsidiaries are and have been conducted at all times since December 31, 2008 in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable Governmental Entity (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any Governmental Entity involving the Company and/or any of its Subsidiaries with respect to the Anti- Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

(iv)    The Company and each of its Subsidiaries that is an insured depositary institution is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” in its most recently completed exam, and the Company has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in the Company or any such Subsidiary having its current rating lowered.

(o)    Fiduciary Accounts; Trust. Each of the Company and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law. To the Company’s Knowledge, none of the Company, any of its Subsidiaries, or any director, officer or employee of the Company or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct, and accurately reflect, in all material respects the assets of such fiduciary account.

(p)    Employees. No Employees of the Company or any of its Subsidiaries are represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such Employees. No labor organization or group of Employees of the Company or any of its Subsidiaries has made a demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. The Company and its Subsidiaries are in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 and any other similar applicable foreign, state, or local Laws relating to facility closings and layoffs. All independent contractors of the Company are properly classified in such capacity under applicable state and federal Law. The Company and each Subsidiary have complied in all material respects with all applicable Laws pertaining to employment, including those relating to wages, hours, employment discrimination, sexual harassment, workers’ compensation, affirmative action plans, laws guaranteeing rights to leave and compensation, occupational safety and health, the payment or withholding of Taxes, and any similar Laws, and there are no proceedings, claims or actions pending or, to the Company’s Knowledge, threatened against the Company or the Subsidiaries related to such matters.

(q)    Company Benefit Plans.

(i)    (1) Section 3.02(q)(i) of the Company Disclosure Schedule sets forth a complete list of each Benefit Plan. With respect to each Benefit Plan, the Company and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), the Code and all laws and regulations applicable to such Benefit Plan; and (2) each Benefit Plan has been administered in all material respects in accordance with its terms. “Benefit Plan” means any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of

ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, phantom stock, severance, employment, change of control or fringe benefit plan, program, agreement or policy sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or by any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 414 of the Code (an “ERISA Affiliate”), or to which the Company, Company Bank, any of the Company’s other Subsidiaries or any of their respective ERISA Affiliates is party, whether written or oral, in each case for the benefit of any director, former director, employee or former employee of the Company or any of its Subsidiaries. No Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States.

(ii)    With respect to each material Benefit Plan and also each Benefit Plan (whether or not material) that is intended to be tax-qualified under Section 401(a) of the Code, the Company has heretofore delivered or made available to Acquirer true and complete copies of each of the following documents: (1) a copy of the Benefit Plan and any amendments thereto (or if the Benefit Plan is not a written plan, a description thereof); (2) a copy of the two (2) most recent annual reports and actuarial reports, if required under ERISA; (3) a copy of the most recent Summary Plan Description, if required under ERISA with respect thereto; (4) if the Benefit Plan is funded through a trust or any third-party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and (5) the most recent determination letter received from the IRS with respect to each Benefit Plan intended to qualify under Section
401(a) of the Code.

(iii)    No claim has been made, or to the Knowledge of the Company threatened, against the Company or any of its Subsidiaries related to any Benefit Plan, including, without limitation, any claim related to the purchase of employer securities or to expenses or fees paid under any defined contribution pension plan other than ordinary course claims for benefits.

(iv)    No Benefit Plan is subject to Title IV of ERISA or described in Section
3(37) of ERISA, and none of the Company, any of its Subsidiaries or any of their ERISA Affiliates has at any time within the past six (6) years sponsored or contributed to, or has or had within the past six (6) years any liability or obligation in respect of, any plan subject to Title IV or described in Section 3(37) of ERISA. The Company has not incurred any current or projected liability in respect of post-retirement health, medical or life insurance benefits for the Employees, except as required to avoid an excise tax under Section 4980B of the Code or comparable state benefit continuation laws. The Company or its Subsidiaries may amend or terminate any Benefit Plan that provides for retiree medical or life benefits at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(v)    Each Benefit Plan intended to be tax-“qualified” under Section 401(a) of the Code and the related trust have received a favorable determination letter from the IRS as to qualification of the Benefit Plan under Section 401(a) of the Code and exemption of the related trust from taxation under Section 501(a) of the Code that has not been revoked, and, to the Company’s Knowledge, no circumstances exist and no events have occurred that could reasonably be expected to adversely affect the qualified status of any such Benefit Plan or the tax exempt status of the related trust. To the extent any Benefit Plan is required to be funded under ERISA or the Code, it is so funded and all contributions required to be made by applicable law have been timely made.

(vi)    None of the Company, any of its Subsidiaries, any Benefit Plan, any trust created under any Benefit Plan, or any trustee or administrator of any Benefit Plan has engaged in a transaction in connection with which the Company or any of its
Subsidiaries, any plan, any such trust, or any trustee or administrator thereof, or any party dealing with any plan or any such trust could reasonably be expected to be subject to either a material civil penalty assessed pursuant to Sections 409 or 502(i) of ERISA or a material tax imposed pursuant to Sections 4975 or 4976 of the Code.

(vii)    To the Company’s Knowledge, each Benefit Plan and each Material Contract described in Section 3.02(l)(i)(1) that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance has (1) between January 1, 2005 and December 31, 2008, been operated in all material respects in good faith compliance with Section 409A of the Code and Notice 2005-01 and (2) since January 1, 2009 (or such later date permitted under applicable guidance), been operated in compliance with, and is in documentary compliance with, in all material respects, Section 409A of the Code and IRS regulations and guidance thereunder. All Company Options granted by the Company or any of its Subsidiaries to any current or former employee or director have been granted with a per share exercise price at least equal to the fair market value of the underlying stock on the date the Company Option was granted, within the meaning of Section 409A of the Code and associated Treasury Department guidance.

(viii)    Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, either alone or in conjunction with any other event, (1) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of the Company or any of its Subsidiaries under any Benefit Plan or otherwise, (2) increase any benefits otherwise payable under any Benefit Plan or any Material Contract described in Section
3.02(l)(i)(1), (3) result in any acceleration of the time of payment or vesting of any such benefits, (4) require the funding or increase in the funding of any such benefits or (5) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust or any Material Contract described in Section 3.02(l)(i)(1). Neither the Company nor any of its Subsidiaries has taken, or permitted to be taken, any action that required, and no circumstances exist that will require the funding, or increase in the funding, of any benefits, or will result, in any limitation on the right of the Company or any of its Subsidiaries to amend, merge or terminate any Benefit Plan or receive a reversion of assets from any Benefit Plan or related trust.

(r)    Risk Management Instruments. Since January 1, 2011, all derivative instruments, including, swaps, caps, floors and option Contracts, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, were entered into (i) only in the ordinary course of business and consistent with past practice, (ii) in accordance with prudent banking practices and in all material respects with all applicable Laws and with the rules, regulations and policies of applicable Governmental Entities, and (iii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party thereto, is in breach of any of its material obligations under any such Contract or arrangement. The financial position of the Company and any of its Subsidiaries, as applicable, on a consolidated basis under or with respect to each such derivative instrument has been reflected in its books and records and the books and records of such Subsidiaries in accordance with GAAP consistently applied.

(s)    Agreements with Regulatory Agencies. Except as set forth in Section 3.02(s) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist order or other enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or has adopted any board resolutions at the request of, any Governmental Entity (each type of item referred to in this sentence, a “Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing, or, to the Knowledge of the Company, orally, since January

1, 2009 by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement. The Company and each Subsidiary are in compliance in all material respects with each Regulatory Agreement to which it is a party or subject, and since January 1, 2009 neither the Company nor any of its Subsidiaries has received any notice from any Governmental Entity indicating that either the Company or any of its Subsidiaries is not in compliance in all material respects with any such Regulatory Agreement. Without limiting the foregoing, each of the Company and each of its Subsidiaries, to the Knowledge of the Company, is and has been in compliance in all respects with the standards of conduct set forth in the Consent Order, dated May 16, 2012, issued by the FDIC and the Illinois Department except as set forth in Section 3.02(s) of the Company Disclosure Schedule.

(t)    Environmental Liability.

(i)    The Company and its Subsidiaries have at all times, and at the Closing Date will have, complied in all material respects with all Laws, regulations, ordinances, requirements of any Governmental Entity, and orders relating to public health, safety or the environment (“Environmental Laws”), including all laws, regulations, ordinances and orders relating to releases, discharges, emissions or disposals to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use, handling or disposal of polychlorinated biphenyls, asbestos, mold or urea formaldehyde, to the treatment, storage, disposal or management of, or to exposure to, any substance regulated pursuant to any Environmental Law, including any hazardous substances, pollutants,

contaminants, toxic, hazardous or other controlled, prohibited or regulated substances
(“Hazardous Substances”).

(ii)    In addition, and irrespective of such compliance, (and to its Knowledge with respect to any real estate acquired by Company Bank or a Subsidiary of Company Bank through foreclosure or by deed in lieu of foreclosure) neither the Company nor any of its Subsidiaries is subject to any liability for any exposure to any Hazardous Substance or any contamination, environmental remediation or clean-up obligations pursuant to any Environmental Law including any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), or the Resource Conservation and Recovery Act of 1976, in each case which liability, individually or in the aggregate, would reasonably be expected to have a material impact on the consummation of the transactions contemplated by this Agreement.

(iii)    There are no legal, administrative, arbitral or other proceedings, claims, actions or notices of any nature seeking to impose, or that would reasonably be expected to result in the imposition of, on the Company or any of its Subsidiaries, any liability or obligation of the Company or any of its Subsidiaries with respect to any Environmental Law. There is no private or governmental, environmental health or safety investigation or remediation activity of any nature arising under any Environmental Law pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any property in which the Company or any of its Subsidiaries has taken a security interest having a book value in excess of $250,000, to the Knowledge of the Company there is no reasonable basis for, or circumstances that would reasonably be expected to give rise to, any such proceeding, claim, action, investigation or remediation; and neither the Company nor any of its Subsidiaries is subject to any agreement, letter or memorandum or Order by or with any Governmental Entity or any indemnity or other Contract with any third party that would reasonably be expected to impose any such environmental obligation or liability.

(iv)    To the Company’s Knowledge, no property currently or formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation in a manner that would result in any liability that could reasonably be expected to have, individually or in the aggregate, a material impact on the Company or any of its Subsidiaries, taken as a whole, or a material impact on the consummation of the transactions contemplated by this Agreement.

(v)    The Company has made available to Acquirer copies of all material environmental reports, studies, assessments, sampling data and other material environmental documents in its possession as of the date hereof relating to the Company, its Subsidiaries or their current or former properties and properties, including real estate acquired through foreclosure or by deed in lieu of foreclosure.

(vi)    Each of the Company and each of its Subsidiaries complies with all FDIC guidelines concerning environmental due diligence and risk management in lending, loan administration, workout and foreclosure activities including FDIC Bulletin FIL-14-93, and update FIL-98-2006.

(u)    Loan Portfolio.

(i)    Except as set forth in Section 3.02(u)(i) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any written or oral (1) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of March 31, 2013, over ninety (90) days delinquent in payment of principal or interest or, to the Knowledge of the Company, in default of any other material provision or (2) Loan with any director, executive officer or five percent or greater stockholder of the Company or any of its Subsidiaries, or to the Knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section
3.02(u)(i) of the Company Disclosure Schedule sets forth (1) all of the Loans of the Company or any of its Subsidiaries that as of March 31, 2013 were classified by the Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of March 31, 2013 and the identity of the borrower thereunder (and since January 1, 2011 there have been no such classifications by any Governmental Entity that are not so classified by the Company), (2) by category of Loan (i.e., commercial, consumer, or other commonly used category designation), all the Loans of the Company or any of its Subsidiaries that as of March 31,
2013 were classified as such, together with the aggregate principal amount of and aggregate accrued and unpaid interest on such Loans by category as of March 31, 2013, and (3) each asset of the Company that as of March 31, 2013 was classified as “Other Real Estate Owned” and the book value thereof.

(ii)    Each Loan of the Company or any of its Subsidiaries (1) is evidenced by notes, Contracts or other evidences of indebtedness that are true, genuine and what they purport to be, (2) to the extent secured, has been secured by valid Encumbrances which have been perfected and (3) to the Knowledge of the Company, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(iii)    None of the Contracts pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, or entitle the buyer of such Loans or pools of Loans or participations in Loans or pools of Loans or any other Person to pursue any other form of recourse against the Company or its
Subsidiaries. Since January 1, 2009, there has not been any claim made by any such buyer or other Person for repurchase or other similar form of recourse against the Company or any of its Subsidiaries.

(iv)    Except as set forth in Section 3.02(u)(iv) of the Company Disclosure Schedule, each of the Company and each of its Subsidiaries, as applicable, is approved by and is in good standing: (1) as a supervised mortgagee by the Department of Housing and Urban Development to originate and service Title I FHA mortgage Loans; (2) as a
GNMA I and II Issuer by the Government National Mortgage Association; (3) by the Department of Veterans Affairs (“VA”) to originate and service VA Loans; (4) as a seller/servicer by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation to originate and service conventional residential mortgage Loans; and (5) by the Small Business Administration (“SBA”) to originate and service SBA Loans (each such entity being referred to herein as an “Agency” and, collectively, the “Agencies”).

(v)    Except as set forth in Section 3.02(u)(v) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2009 subject to any fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Agency relating to the origination, sale or servicing of mortgage, SBA or consumer Loans. Neither the Company nor any of its Subsidiaries has received any notice, nor does it have any reason to believe as of the date of this Agreement, that any Agency proposes to limit or terminate the underwriting authority of the Company or any of its Subsidiaries or to increase the guarantee fees payable to any such Governmental Entity or Agency.

(vi)    Each of the Company and each of its Subsidiaries is and has been in compliance in all material respects since January 1, 2008 with all applicable federal, state and local Laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, any regulations promulgated by the Consumer Financial Protection
Bureau, SAFE Mortgage Licensing Act of 2008, the Small Business Investment Act of
1958, and all Agency and other investor and mortgage insurance company requirements, relating to the origination, sale and servicing of mortgage and consumer Loans.

(vii)    To the Company’s Knowledge, each Loan included in a pool of Loans originated, acquired or serviced by the Company or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. To the Company’s Knowledge, no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(v)    Insurance. Each of the Company and each of its Subsidiaries maintains, and has maintained for the four years prior to the date of this Agreement, insurance underwritten by insurers that, to the Company’s Knowledge, are of recognized financial responsibility, of the types and in the amounts that the Company and its Subsidiaries reasonably believe are adequate for their respective businesses, including insurance covering all real and personal property owned or leased by the Company or any of its Subsidiaries against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, with such deductibles as are customary, to the Company’s Knowledge, for companies in the same or similar business. True, correct and complete copies of all policies and binders of insurance currently maintained in respect of the assets, properties, business, operations, employees, officers or directors of the Company and its Subsidiaries, excluding such policies pursuant to which the Company, any of its Subsidiaries or an Affiliate of any of them acts as the insurer and which are identified with respective expiration dates on Section 3.02(v) of the Company Disclosure Schedule (collectively, the “Company Insurance Policies”), and all written correspondence relating to any material claims made since December 31, 2011 under the Company Insurance Policies, have been previously made available to Acquirer. All of the Company Insurance Policies are, to the Company’s Knowledge, in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Closing Date, and there is no breach or default (and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute such a breach or default) by the Company or any of its Subsidiaries under any of the Company Insurance Policies or, to the Knowledge of the Company, by any other party to the Company Insurance Policies, except for any such breach or default that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or non-renewal of any such Company Insurance Policy nor, to the Knowledge of the Company, is the termination of any such policies threatened.

(w)    Intellectual Property. The Company and its Subsidiaries own or otherwise have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the “Company Intellectual Property”) necessary to carry on their business substantially as currently conducted, except where such failures to own or validly license such Company Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any such Subsidiary has received any notice of infringement of or conflict with, and to the Knowledge of the Company, there are no infringements of or conflicts with, the rights of others with respect to the use of any Company Intellectual Property which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(x)    Brokers and Finders. None of the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any of its Subsidiaries, in connection with this Agreement or the transactions contemplated hereby, except that the Company has employed FIG Partners LLC as its financial advisor in connection therewith.

(y)    Related Party Transactions.

(i)    Except as set forth in Section 3.02(y)(i) of the Company Disclosure
Schedule or as part of the normal and customary terms of an individual’s employment or service as a director, neither the Company nor any of its Subsidiaries is party to any extension of credit (as debtor, creditor, guarantor or otherwise), Contract for goods or services, lease or other Contract with any (1) Affiliate, (2) insider or related interest of an insider, (3) stockholder owning five percent (5%) or more of the outstanding Common Stock or related interest of such a stockholder or (4) employee who is not an executive officer (other than credit and consumer banking transactions in the ordinary course of business) (each, a “Related Party Contract”). For purposes of the preceding sentence, the terms “insider,” “related interest,” and “executive officer” shall have the meanings assigned in the Federal Reserve’s Regulation O.

(ii)    Each of the Company, Company Bank and each of the Company’s other Subsidiaries is in compliance with, and has since December 31, 2006, complied with, Sections 23A and 23B of the Federal Reserve Act, its implementing regulations, and Federal Reserve Board Regulation O.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIRER AND MERGER SUB

Section 4.01 Representations and Warranties of Acquirer and Merger Sub. Acquirer and
Merger Sub hereby represent and warrant to the Company, that, except as Previously Disclosed:

(a)	Organization, Good Standing and Qualification.
(i)    Each of Acquirer and Merger Sub is duly organized, validly existing and in good standing under the laws of State of Delaware. Acquirer is a bank holding company duly registered under the BHCA and meets the applicable requirements for qualification as such. Each of Acquirer and Merger Sub has all corporate power and authority necessary to own or lease all the assets owned or leased by it and to conduct its business as such business is now being conducted, except any failures to have such power or authority that could not, individually or in the aggregate, reasonably be expected to have or result in any material adverse impact on Acquirer or Merger Sub. Each of Acquirer and Merger Sub is duly licensed or qualified to do business and in good standing as a foreign corporation in all jurisdictions in which the nature of its activities requires such licensure or qualification and in which Acquirer or Merger Sub, owns or leases real property, other than any failures to be so licensed or qualified that could not reasonably be expected to have or result in any material adverse impact on Acquirer or Merger Sub, respectively. The certificates of incorporation of Acquirer and Merger Sub comply with applicable Laws. A true, complete and correct copy of each of the certificates of incorporation and bylaws of Acquirer and Merger Sub, as amended and currently in effect, has been delivered or made available to the Company.

(ii)    Acquirer Bank is a commercial bank, duly organized, validly existing and in good standing under the Laws of the State of California. Acquirer Bank engages only in activities permitted by Law. Acquirer Bank has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted (including all requisite authority to operate outside California where applicable) and is in good standing and is duly qualified to do business in each jurisdiction in which the character of its properties owned or held under lease or the nature of its business makes such qualification necessary. Acquirer Bank’s deposit accounts are insured by the FDIC to the fullest extent permitted under applicable Laws.

(b)    Authorization.

(i)    No vote of holders of capital stock of Acquirer is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby, including under any applicable Law or the requirements of any stock exchange. Each of Acquirer and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement, and to consummate the Merger and the other transactions contemplated hereby except for the approval of this Agreement by Acquirer as the sole stockholder of Merger Sub (which approval of Acquirer shall occur, and shall be effective prior to

Closing). This Agreement has been duly executed and delivered by each of Acquirer and Merger Sub and, assuming due authorization, execution and delivery by the Company, is a valid and binding agreement of Acquirer and Merger Sub, enforceable against each of Acquirer and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. No other corporate proceedings, other than the approval by Acquirer as the sole stockholder of Merger Sub, are necessary for the execution and delivery by each of Acquirer and Merger Sub of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby.

(ii)    Acquirer’s board of directors (the “Acquirer Board”) has received the opinion of its financial advisor, Keefe Bruyette & Woods, Inc. to the effect that, subject to the assumptions, qualifications and limitations set forth therein, as of the date of such opinion, the Merger Consideration is fair to Acquirer from a financial point of view. It is agreed and understood that such opinion is for the benefit of the Acquirer Board only and may not be relied upon by the Company or its stockholders or by any holders of capital stock of Acquirer.

(iii)    The Acquirer Board and the board of directors of Merger Sub have each adopted resolutions (1) determining that this Agreement and the transactions contemplated hereby are advisable, and in the best interests of Acquirer and Merger Sub, as applicable, and their respective stockholders and (2) approving this Agreement and the transactions contemplated hereby.

(iv)    Neither the execution and delivery by Acquirer and Merger Sub of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Acquirer and Merger Sub with any of the provisions hereof, will (1) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss to Acquirer or any of its Subsidiaries of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Encumbrances upon any of the material properties or assets of

Acquirer or any of its Subsidiaries under any of the terms, conditions or provisions of (x) the certificate of incorporation or bylaws of Acquirer or the articles of incorporation, charter, bylaws or other governing instruments of any of its Subsidiaries or (y) any material Contract or license to which Acquirer or any of its Subsidiaries is a party or by which it may be bound, or to which Acquirer or any of its Subsidiaries or any of the properties or assets of Acquirer or any of its Subsidiaries may be subject, or (2) violate any Law or Order applicable to Acquirer or any of its Subsidiaries or any of their respective properties or assets.

(c)    Acquirer SEC Reports.

(i)    Acquirer has filed all forms, reports, and documents required to be filed by it with the SEC since December 31, 2011. Except to the extent available in full without redaction on the SEC’s website through EDGAR two (2) days prior to the date of this

Agreement, Acquirer has delivered to the Company copies in the form filed with the SEC (including the full text of any document filed subject to a request for confidential treatment) of all forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company) filed by Acquirer with the SEC since December 31, 2011 (such forms, reports, registration statements, and other documents, whether or not available through EDGAR, are collectively referred to herein as the “Acquirer SEC Reports”).

(ii)    Each of the Acquirer SEC Reports (1) as of the date of the filing of such report, complied as to form with the requirements of the Securities Act and the Exchange Act, and the rules and regulations thereunder, and (2) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)    NASDAQ Listing and Compliance. The outstanding shares of Acquirer Common Stock are listed for trading on the NASDAQ. Acquirer is, and since December 31, 2011 has been, in compliance with the applicable listing rules and corporate governance rules and regulations of NASDAQ.

(e)    Acquirer Financial Statements. Each of the financial statements (including, in each case, the notes thereto) of Acquirer contained or incorporated by reference in the Acquirer SEC Reports complied with the rules and regulations of the SEC as of the date of the filing of such reports, was prepared in accordance with GAAP and fairly presents the financial condition and the results of operations, changes in stockholders’ equity, and cash flows of Acquirer and its Subsidiaries as of the dates of and for the periods referred to in such financial statements, subject in the case of interim financial statements to (i) the omission of notes to the extent permitted by Regulation S-X and (ii) normal, recurring year-end adjustments. The financial statements of Acquirer referred to in this Section 4.01(e) reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.

(f)    Brokers and Finders. None of Acquirer, any of its Subsidiaries or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Acquirer or any of its Subsidiaries, in connection with this Agreement or the transactions contemplated hereby, except that Acquirer has employed Keefe Bruyette & Woods, Inc. as its financial advisor in connection therewith.

(g)    No Prior Activities. Except in connection with its incorporation or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

(h)    Stock Validity. At the Effective Time, the Acquirer Common Stock issued in connection with the Merger will be duly authorized and validly issued and fully paid and nonassessable, subject to an effective registration statement with the SEC, freely tradable without any restrictions, and not subject to any preemptive rights to subscribe for or purchase securities.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01 Conduct of Businesses Prior to the Effective Time. Except as required by applicable Law, or with the prior written consent of Acquirer, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business only in the ordinary course, consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve its business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, landlords, Employees and business associates, to keep available the services of its and its Subsidiaries’ Employees and to maintain its branch network, (c) not take any action that could reasonably be expected to delay the receipt by the Company, Acquirer or Merger Sub of any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby and (d) pay investment banking fees, legal fees, data processing termination penalties and other normal transaction fees prior to or concurrent with the Effective Date, and not pay any other fees or costs in excess of
$50,000 that are outside the Company’s normal business prior to the Effective Date.

Section 5.02 Company Forbearances. During the period from the date of this Agreement to the Effective Time, except as Previously Disclosed, as expressly permitted by this Agreement or as required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Acquirer:

(a)    (i) Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock other than in connection with the exercise of Company Options that are outstanding as of the date of this Agreement, or (ii) authorize or cause any additional shares of its stock to become subject to new grants under any Company Option plan or otherwise.

(b)    (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries) or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock.

(c)    Amend the terms of, waive any material rights under, fail to use reasonable best efforts to enforce, terminate, knowingly violate the terms of or enter into any Material Contracts.

(d)    Sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales,

transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the ordinary course of business and consistent with past practice.

(e)    Acquire (other than by way of foreclosures, deeds in lieu of foreclosure, or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(f)    Amend the articles of incorporation or bylaws of the Company, or similar governing documents of any of its Subsidiaries.

(g)    Implement or adopt any change in its financial or regulatory accounting principles, practices or methods, other than as required by GAAP or applicable regulatory accounting requirements.

(h)    Except for any retention plan to which the Parties mutually agree or as required by the terms of any Benefit Plan existing as of the date hereof (i) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or any of its Subsidiaries (collectively, “Employees”), other than increases to Employees who are not directors or executive officers of the Company or any of its Subsidiaries that are in the ordinary course of business consistent with past practice, (ii) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit- sharing, welfare benefit, or other employee benefit plan or Contract or employment agreement with or for the benefit of any Employee (or prospective Employees), (iii) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation, other compensation or benefits under any Benefit Plans, (iv) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan or (v) change any actuarial assumptions used to calculate funding obligations with respect to any Benefit Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP. For the purposes of this Section 5.02(h), “executive officer” shall mean any officer who is in charge of a principal business unit, division or function and any other Person who performs a policy-making function for the Company or Company Bank.

(i)    Hire or engage the services of any individual except for the hiring or engagement of any individual (i) with an annual rate of pay (which for purposes hereof shall include base salary or wages and target annual bonus, if any) less than $100,000 and (ii) whose hiring or engagement is necessary for the conduct of the business of the Company or its Subsidiaries, as currently conducted, until the Closing.

(j)    Incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice and not in excess of $500,000 in the aggregate, except for Federal Home Loan Bank advances obtained in the ordinary course of business.

(k)    (i) Enter into any new line of business or (ii) materially change its lending, investment, underwriting, risk, compliance, asset/liability management, or other banking or operating policies, except as required by a Governmental Entity.

(l)    Except as set forth in Section 5.02(l) of the Company Disclosure Schedule and except for the reinvestment of funds available from called or maturing securities and the reinvestment of interest and dividends, in each case consistent with past practice, make any material change to (i) its investment securities portfolio, derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise or (ii) the manner in which such portfolios are classified or reported, except as required by a Governmental Entity.

(m)    Settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $50,000 and that would not (i) impose any restriction on it or its Subsidiaries or on Acquirer or any of its Affiliates or (ii) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries.

(n)    Make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility other than such applications that have been submitted and announced as of the date of this Agreement.

(o)    Make or change any material Tax election, change or consent to any change in its or its Subsidiaries’ material method of accounting for Tax purposes, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return.

(p)    (i) Merge or consolidate the Company or any of its Subsidiaries with any other Person or restructure, reorganize or completely or partially liquidate or (ii) otherwise enter into any Contracts or arrangements imposing material changes or restrictions on its assets, operations or businesses.

(q) Create or incur any Encumbrance material to the Company and its Subsidiaries, taken as a whole, not incurred in the ordinary and usual course of business consistent with past practice.

(r)    Acquire any Loans through bulk purchases that are not in process as of the date of this Agreement.

(s)    Make any capital contributions to or investments (other than to be held in a fiduciary or agency capacity to be beneficially owned by third parties or in the ordinary course of managing investment securities portfolios) in any Person (other than to or in any direct or indirect wholly owned Subsidiary of the Company).

(t)    Except as set forth in the capital budgets set forth in Section 5.02(t) of the Company Disclosure Schedule and consistent therewith, make or authorize any capital expenditure in excess of $50,000.

(u)    Take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied.

(v)    Agree to take, make any commitment to take, or adopt any resolutions of the
Company Board in support of, any of the actions prohibited by this Section 5.02.

ARTICLE VI ADDITIONAL AGREEMENTS
Section 6.01 Cooperation; Regulatory Matters.

(a)    Each of the Parties shall cooperate with the other Party and use its commercially reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate the Merger, the Bank Merger and other transactions contemplated by this Agreement by August 15, 2013, including promptly preparing and filing (or causing any required Affiliate to promptly prepare and file) all necessary documentation (the “Required Filings”) to make all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals, agreements, authorizations and indications of non-objection (including all Requisite Regulatory Consents) of all Governmental Entities and other third parties that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such Requisite Regulatory Consents, permits, consents, approvals, agreements, authorizations and indications of non-objection of all Governmental Entities and other third parties. The Company and Acquirer shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws, all the information relating to the Company or Acquirer, as the case may be, or any of their respective Affiliates, that appear in any Required Filings. In exercising the foregoing rights set forth in this Section
6.01(a), Acquirer will take the lead in preparing required applications and notices, but each of the Parties shall act reasonably and as promptly as practicable for the purposes set forth herein. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised on a current basis of the status of matters, and any material communication to, with or from a Governmental Entity, relating to, or reasonably likely to affect the timely completion of, the transactions contemplated by this Agreement.

(b)    Each of Acquirer and the Company shall, upon request, furnish to the other all information concerning itself, its Affiliates, Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the any statement, filing, notice or application made by or on behalf of Acquirer or any of its Affiliates, or the Company or any of its Subsidiaries, to any Governmental Entity in connection with the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

(c)    In furtherance and not in limitation of the foregoing, each of Acquirer (and Acquirer shall cause its Subsidiaries to) and the Company (and the Company shall cause its Subsidiaries to) shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment under any applicable Law so as to enable the Closing to occur as soon as possible; provided, however, that nothing in this Agreement, including this Section 6.01, shall require, or be construed to require, Acquirer or any of its Affiliates to (1) proffer to, or agree to, sell, divest, or otherwise dispose of before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Acquirer, the Company or any of their respective Affiliates, (2) agree to any conditions or make any commitments that are not comparable to those imposed in connection with comparable transactions and that would not be reasonably foreseeable based upon publicly available information, or (3) agree to any material changes or restriction on, or other impairment of Acquirer’s ability to own or operate, any of any such assets, licenses, operations, rights, product lines, businesses or interests therein or Acquirer’s or any of its Affiliates’ ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation, in each case measured on a scale relative to the Company and its Subsidiaries, taken as a whole (each, a “Burdensome Condition”).

(d)    Each of Acquirer and the Company shall promptly advise the other upon receiving (including through their respective Affiliates) any communication from a Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Consent will not be obtained without the imposition of a Burdensome Condition or that the receipt of any such approval may be delayed.

Section 6.02 Access to Information.

(a)    Upon reasonable notice and subject to applicable Laws and with an effort to minimize business disruption, the Company shall, and shall cause each of its Subsidiaries to, afford to the Representatives of Acquirer, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, Contracts, commitments and records, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Acquirer (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state banking or other Laws (other than reports or documents that the Company is not permitted to disclose under applicable Law) and (ii) all such other information concerning its business, properties and personnel as Acquirer may reasonably request. Neither the Company nor any of its Affiliates shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or such Subsidiary or contravene any Law, fiduciary duty or Order or binding Contract entered into prior to the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)    All nonpublic information and materials provided prior to or after the date of this Agreement shall be subject to the provisions of the confidentiality agreement entered into between the Parties as of March 29, 2012 (the “Confidentiality Agreement”).

(c)    No investigation by a Party or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of the other Party set forth in this Agreement.

Section 6.03 Employee Matters.

(a)    Acquirer shall have the sole right and discretion to determine which Persons shall remain as Employees after the Closing Date. Following the Closing Date, Acquirer shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of Employees who remain actively employed by the Company or its Subsidiaries after the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities that, in the aggregate, are no less favorable than the employee benefits and compensation opportunities that are generally made available to similarly situated employees of Acquirer or its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) (collectively, the “Acquirer Plans”), as applicable; provided, that (i) with respect to retirement benefits, satisfaction of the foregoing standard shall not require that any Covered Employee be eligible to participate in any specific retirement plan of Acquirer or a closed or frozen Acquirer Plan; and (ii) until such time as Acquirer shall make arrangements for Covered Employees to participate in the Acquirer Plans, a Covered Employee’s continued participation in the employee benefit plans and compensation opportunities of the Company and its Subsidiaries as in effect immediately prior to the Closing Date shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Acquirer Plans may commence at different times with respect to each Acquirer Plan).

(b)    Nothing in this Section 6.03 shall be construed to limit the right of Acquirer or any of its Affiliates (including, following the Closing Date, the Surviving Corporation and its Subsidiaries) to amend or terminate any Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.03 be construed to require Acquirer or any of its Affiliates (including, following the Closing Date, the Surviving Corporation and its Subsidiaries) to maintain any
Acquirer Plan or retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date. This Agreement shall inure exclusively to the benefit of, and be binding upon the Parties hereto and their respective successors, assigns, executors and legal representatives. Nothing in this Agreement, express or implied, including without limitation this Section 6.03, is intended to confer on any person other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this
Agreement.

Section 6.04 Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless, to the extent permitted under applicable Law (and shall also advance expenses as incurred to the extent permitted under applicable Law and the certificate of incorporation and bylaws of the Surviving Corporation), each present and former director and officer of the Company or its Subsidiaries (in each case, to the extent acting in such capacity), determined as of the Effective Time (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, actual or threatened, arising out of facts or matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that any Indemnified Party to whom expenses are advanced must provide an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification by the Surviving Corporation.

(b)    Subject to the following sentence, for a period of six years following the Effective time, Acquirer will provide or purchase director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of the Company or any of its Subsidiaries (determined as of the Effective Time), providing only for “Side A coverage” for Indemnified Parties, with respect to claims against such directors and officers arising from facts or events occurring before the Effective time (including the transactions contemplated by this Agreement), which insurance will contain at least the same coverage and amounts and contain terms and conditions no less advantageous to the Indemnified Parties, as such coverage currently provided by the Company; provided, that in no event shall Acquirer be required to expend, on an annual basis, an amount in excess of 200% of the aggregate annual premiums paid as of the date hereof by the Company for any such insurance (the “Premium Cap”); provided further, that if any such annual expense at any time would exceed the Premium Cap, then Acquirer will cause to be maintained policies of insurance which provided the maximum coverage available at an annual premium equal to the Premium Cap. At the option of Acquirer, exercisable prior to the Effective Time and in lieu of the foregoing, the Company shall purchase a tail policy for directors’ and officers’ liability insurance on the terms described in the prior sentence (including the Premium Cap) and fully pay for such policy prior to the Effective Time, it being understood and agreed that the cost of such tail policy shall be excluded from the calculation of Book Value Per Share
(i.e., such cost shall not reduce the Book Value Per Share).

(c)    Any Indemnified Party wishing to claim indemnification under Section 6.04(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify the Surviving Corporation; provided, that failure to so notify will not affect the obligations of Acquirer under Section 6.04(a) unless and except to the extent that the Surviving Corporation is actually and materially prejudiced as a consequence.

(d)    The provisions of this Section 6.04 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party.

Section 6.05 Acquisition Proposals.

(a)    The Company agrees that it shall not, and shall cause the officers, directors, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative or Affiliate (collectively as to each Party, the “Representatives”) of the Company or any of its Subsidiaries not to, directly or indirectly:

(i)    initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii)    engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data to any Person relating to, any Acquisition Proposal; or

(iii)    otherwise knowingly facilitate any effort or attempt to make an
Acquisition Proposal.

(b)    Notwithstanding anything in Section 6.05(a) to the contrary, prior to the time, but not after, the Requisite Stockholder Approval is obtained, the Company may (i) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal providing for the acquisition of more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Confidentiality Agreement and substantially concurrently (and in any event within two (2) Business Days) discloses (and, if applicable, provides copies of) any such information to Acquirer to the extent not previously provided to Acquirer; (ii) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal; or
(iii) after having complied with all requirements of Section 6.05(c) and Section 6.05(d), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if, but only to the extent that, (x) prior to taking any action described in clause (i), (ii) or (iii) above, the Company Board determines in good faith after consultation with outside legal counsel that failure to take such action, in light of the Acquisition Proposal and the terms of this Agreement, would be inconsistent with the directors’ fiduciary duties under applicable Law, (y) in each such case referred to in clause (i) or (ii) above, the Company Board has determined in good faith after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal constitutes a Superior Proposal, and (z) in the case referred to in clause (iii) above, the Company Board determines in good faith after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal is a Superior Proposal.

(c)    The Company Board shall not withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Acquirer, the Company Board Recommendation with respect to the Merger. Notwithstanding the preceding sentence, prior to the time, but not after, the Requisite Stockholder Approval is obtained, the Company Board may withhold, withdraw, qualify or modify the Company Board Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal made after the date of this Agreement that was not solicited, initiated, encouraged or facilitated in breach of this Agreement, if the Company Board determines in good faith, after consultation with outside counsel, that failure to do so would be in violation of the directors’ fiduciary duties under applicable Law (a “Change of Recommendation”); provided, however, that no Change of Recommendation may be made, and, for the avoidance of doubt, no action referred to in Section
6.05(b)(iii) shall be taken, until after at least seventy-two (72) hours following Acquirer’s receipt of notice from the Company advising that the Company currently intends to take such action and the basis therefor, including all necessary information referred to in Section 6.05(e). In determining whether to make a Change of Recommendation or, for the avoidance of doubt, whether to take any action referred to in Section 6.05(b)(iii), in response to a Superior Proposal or otherwise, the Company Board shall take into account any changes to the terms of this Agreement proposed by Acquirer and any other information provided by Acquirer in response to such notice. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.05, including with respect to the notice periods referred to in this Section 6.05(c) and Section 6.05(e).

(d)    The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date hereof with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 6.05(d) of the obligations undertaken in this Section 6.05 and in the Confidentiality Agreement. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring the Company or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

(e)    The Company agrees that it will promptly (and, in any event, within two (2) Business Days) after receipt notify Acquirer if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed Contracts) and thereafter shall keep Acquirer informed, on a current basis, of any material changes in the status and terms of any such proposals or offers (including any amendments thereto) and any material changes in the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

Section 6.06 Takeover Laws. No Party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any

Takeover Law and each Party will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the applicability of, any applicable Takeover Law, as now or hereafter in effect.

Section 6.07 Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than thirty (30) days after the end of each calendar month ending after the date hereof, the Company will put in the Data Room or, at the Company’s election, furnish to such Person as may be specified by Acquirer, pursuant to notice requirements set forth in Section 10.04, (a) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of the Company or any of its Subsidiaries (to the extent available) as of and for such month then ended, (b) to the extent available, internal management reports showing actual financial performance against plan and previous period and (c) to the extent permitted by applicable Law, any reports provided to the Company Board or any committee thereof relating to the financial performance and risk management of the Company or any of its Subsidiaries.

Section 6.08 Stockholder Approval.

(a)    Subject to Section 6.05(c), the Company Board shall recommend the adoption of this Agreement by the holders of at least so many shares of Company Common Stock as are necessary to grant the Requisite Stockholder Approval and, beginning on the date of this Agreement, shall take all lawful action to obtain the Requisite Stockholder Approval by written consent (the “Written Consent”). Promptly following receipt of the Written Consent, the Company shall cause its corporate secretary to deliver a copy of the Written Consent to Acquirer, together with a certificate executed on behalf of the Company by its corporate secretary certifying that such Written Consent reflects the Requisite Stockholder Approval.

(b)    No later than five (5) Business Days after the receipt by the Company of the Requisite Stockholder Approval pursuant to the Written Consent, the Company shall deliver notice thereof to its stockholders in compliance with Sections 228(e) and 262 of the DGCL. Prior to delivering any correspondence to its stockholders, the Company shall provide drafts thereof to Acquirer, shall give Acquirer reasonable time to review and comment thereon and shall include any reasonable comments made by Acquirer in such correspondence.

Section 6.09 Notification of Certain Matters. Each of the Company and Acquirer will give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Company Material Adverse Effect or Acquirer Material Adverse Effect, respectively, or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VIII; provided, however, that failure to give such notice shall not separately constitute a failure of any condition in Article VIII or a basis to terminate this Agreement unless the underlying fact, event or circumstance would independently result in such failure or provide such basis. The Company shall give prompt notice to Acquirer of any legal, administrative, arbitral or other proceeding, claim or action, or governmental or regulatory investigation of any nature arising after the date hereof, but prior to the Effective Time.

Section 6.10 Related Party Contracts. Except with respect to (i) those Related Party Contracts set forth in Section 6.10 of the Company Disclosure Schedule, which Related Party Contracts are agreed by the Parties to be necessary for the conduct of the business of the

Company and its Subsidiaries until the Effective Time, and (ii) Related Party Contracts that are loans listed in Section 6.10 of the Company Disclosure Schedule (but only if they continue to constitute performing loans made in accordance with applicable Laws and the standard lending policies of the Company or its Subsidiaries), the Company shall, to the extent requested in writing by Acquirer prior to the Effective Time, take all actions necessary to terminate, and shall cause to be terminated, any Related Party Contract, in each case without any further liability or obligation of the Company, the Surviving Corporation, Acquirer or any of their respective Subsidiaries or Affiliates and, in connection therewith, the Company (or its applicable Subsidiary) shall have received from the other party to such Related Party Contract a release in favor of the Company, the Surviving Corporation, Acquirer and their respective Subsidiaries and Affiliates from any and all liabilities or obligations arising out of such Related Party Contract.

Section 6.11 Securities Law Matters.

(a)    Acquirer shall use its reasonable best efforts to obtain any necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock that may be reasonably requested in connection with such action.

(b)    Each certificate or instrument evidencing the Acquirer Common Stock to be issued pursuant to the Merger shall bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATES SECURITIES LAWS ARE COMPLIED WITH OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH STATE LAWS.

On the earlier of (i) in connection with a sale, assignment or other transfer of Acquirer Common Stock, the delivery of an opinion of a law firm in a form reasonably acceptable to Acquirer to the effect that such sale, assignment or transfer may be made without registration under the applicable requirements of the Securities Act and that such legend is no longer required or (ii) unlimited resale pursuant to Rule 144 under the Securities Act becoming available to a holder of shares of Acquirer Common Stock, Acquirer shall, upon the written request of a holder of any Acquirer Common Stock promptly cause certificates or instruments evidencing the shares of Acquirer Common Stock to be replaced with certificates or instruments that do not bear such restrictive legends. Notwithstanding the foregoing, Acquirer shall not be required to issue unlegended certificates pursuant to this Section 6.11(b) with respect to a holder of shares of Acquirer Common Stock issued pursuant to the Merger in the event such holder is deemed to be an “affiliate” of Acquirer pursuant to the Securities Act and Rule 144 promulgated thereunder (in which case, the certificate(s) evidencing such shares shall also bear a legend disclosing such holder’s status as an “affiliate” of Acquirer until such time as such holder is no longer deemed by

Acquirer, in its reasonable discretion with the advice of its legal counsel, to be an “affiliate” of
Acquirer in accordance with the Securities Act).

Section 6.12 NASDAQ Listing. Acquirer shall use its commercially reasonable best efforts to cause the shares of Acquirer Common Stock to be issued in the Merger to have been authorized for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

Section 6.13 Merger Sub Compliance. Acquirer shall cause Merger Sub to comply with all of its obligations under or related to this Agreement.

ARTICLE VII TAX MATTERS
Section 7.01 Pre-Effective Time Covenants.

(a)    During the period from the date of this Agreement to the Effective Time, (i) the Company and each of its Subsidiaries shall timely file all Tax Returns required to be filed by each such entity during such period (after taking into account any extensions) (each, a “Post- Signing Return”), which Post-Signing Returns shall be complete and correct in all respects and, except as otherwise required by Law, shall be prepared on a basis consistent with the past practice of the Company; provided, however, that no material Post-Signing Returns shall be filed with any Governmental Entity without Acquirer’s prior written consent, which consent shall not be unreasonably withheld or delayed; (ii) the Company and each of its Subsidiaries shall timely pay all Taxes due and payable with respect to the Tax periods covered by such Post-Signing Returns; (iii) the Company shall accrue a liability in its books and records and financial statements in accordance with GAAP and past practice for all Taxes payable by the Company or any of its Subsidiaries for which no Post-Signing Return is due prior to the Effective Time; (iv) the Company and each of its Subsidiaries shall promptly notify Acquirer of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any material amount of Tax and will not settle or compromise any such suit, claim, action, investigation, proceeding or audit without Acquirer’s prior written consent, which consent shall not be unreasonably withheld or delayed; and (v) the Company and each of its Subsidiaries shall retain all books, documents and records necessary for the preparation of Tax Returns and reports and Tax audits consistent with its standard policy.

(b)    Acquirer shall promptly notify the Company’s stockholders of any assessment or audit relating to tax periods during which the Company’s election to be treated as an S corporation was in effect and, upon request by the Company’s stockholders, shall cooperate with the Company’s stockholders in the preparation of the Company’s final tax return for the short tax year in which the Company’s election to be treated as an S corporation terminates.

ARTICLE VIII CONDITIONS PRECEDENT
Section 8.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction of each of the following conditions at or prior to the Closing and the continued satisfaction of such conditions as of the Effective Time:

(a)    Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(b)    No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any Governmental Entity or other Law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

(c)    Regulatory Approvals. The Requisite Regulatory Consents shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, without the imposition of any Burdensome Condition in connection therewith.

(d)    NASDAQ Listing. The shares of Acquirer Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

Section 8.02 Conditions to Obligations of Acquirer and Merger Sub. The obligations of Acquirer and Merger Sub to effect the Merger are also subject to the satisfaction or waiver of the following conditions by Acquirer at or prior to the Closing and the continued satisfaction of such conditions as of the Effective Time:

(a)    Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of the Company (other than the representations and warranties set forth in the first two sentences of Section 3.02(a)(i) and the first sentence of Section 3.02(a)(ii), Section 3.02(b), Section 3.02(d)(i), Section 3.02(d)(iii) and Section
3.02(d)(iv)(1)(x), which shall be true and correct in all respects) shall be deemed untrue or incorrect for the purposes hereof as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of the Company, has had or would reasonably be expected to result in a Company Material Adverse Effect; provided, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section

8.02(a), any qualification or exception for, or reference to, materiality (including the terms
“material,” “materially,” “in all material respects,” “Company Material Adverse Effect” or similar terms or phrases) in any such representation or warranty (other than in Section
3.02(j)(iv)) shall be disregarded; and Acquirer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to their best Knowledge to the foregoing effect.

(b)    Performance of Obligations of the Company. The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Acquirer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c)    Termination of Regulatory Agreements. Acquirer shall have obtained assurance reasonably satisfactory to Acquirer, that neither the Company’s Regulatory Agreements nor any other regulatory restrictions will apply to the Surviving Corporation or the Surviving Bank as a result of the Merger.

(d)    Treasury Regulations Certificate. The Company shall have delivered to Acquirer a certificate described in Treasury Regulations section 1.897-2(h) in a form reasonably satisfactory to Acquirer.

(e)    Absence of Material Adverse Effect. Since the date of this Agreement no Company Material Adverse Effect shall have occurred. Without limitation of changes that may constitute or be deemed to have had a Company Material Adverse Effect, deficiencies in the documentation of SBA Loans shall not constitute a Company Material Adverse Effect unless actual losses are incurred as a result thereof that constitute a Company Material Adverse Effect.

(f)    Book Value of Company Common Stock. The Book Value Per Share shall exceed $15.00 as of the month-end preceding Closing as determined in accordance with GAAP.

(g)    Dissenters’ Rights. Holders of no more than 5% of the outstanding shares of Company Common Stock shall have exercised, or shall remain entitled to exercise, statutory dissenters’ appraisal rights pursuant to the DGCL with respect to such shares of Company Common Stock.

Section 8.03 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver of the following conditions by the Company at or prior to the Closing and the continued satisfaction of such conditions as of the
Effective Time:

(a)    Representations and Warranties. The representations and warranties of each of Acquirer and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Acquirer (other than the representations and warranties set forth in the first two sentences of Section 4.01(a)(i) and the first sentence of Section 4.01(a)(ii), Section 4.01(b)(i), Section 4.01(b)(iii) and Section
4.01(b)(iv)(1)(x), which shall be true and correct in all respects) shall be deemed untrue or incorrect for the purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Acquirer, has had or would reasonably be expected to result in an Acquirer Material Adverse Effect; provided further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section
8.03(a), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Acquirer Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and the Company shall have received a certificate signed on behalf of Acquirer by the Chief Executive Officer or the Chief Financial Officer of Acquirer to the foregoing effect.

(b)    Performance of Obligations of Acquirer. Each of Acquirer and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and the Company shall have received a certificate signed on behalf of Acquirer by the Chief Executive Officer or the Chief Financial Officer of Acquirer to such effect.

(c)    Absence of Acquirer Material Adverse Effect. Since the date of this Agreement no Acquirer Material Adverse Effect shall have occurred.

ARTICLE IX TERMINATION AND AMENDMENT
Section 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned (whether before or after receipt of the Requisite Stockholder Approval), at any time prior to the Effective Time:

(a)    by mutual consent of the Company and Acquirer in a written instrument authorized by the Company Board and the Acquirer Board;

(b)    by Acquirer, if, since the date of this Agreement, the Company shall have suffered a Company Material Adverse Effect;

(c)    by the Company, if, since the date of this Agreement, Acquirer shall have suffered an Acquirer Material Adverse Effect;

(d)    by either the Company or Acquirer, if any Governmental Entity that must grant a Requisite Regulatory Consent has denied such Requisite Regulatory Consent or any Governmental Entity of competent jurisdiction shall have initiated legal or administrative action seeking an order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement and such action shall not have been finally terminated;

(e)    by either the Company or Acquirer, if the Merger shall not have been consummated on or before August 15, 2013 (the “Outside Date”) unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in this

Agreement; provided, however that the Outside Date may be extended by Acquirer for a period of sixty (60) days if the only outstanding contingency is receipt of a Requisite Regulatory Approval;

(f)    by either the Company or Acquirer (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, in the case of a termination by Acquirer, or on the part of Acquirer, in the case of a termination by the Company, which breach, either individually or in the aggregate with other breaches by such Party, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.02 or Section 8.03, as the case may be, and which is not cured within the earlier of (i) thirty (30) days following written notice to the Party committing such breach and (ii) the Outside Date or by its nature or timing cannot be cured within such time period;

(g)    by Acquirer, at any time prior to the time the Requisite Stockholder Approval is obtained; provided, that Acquirer shall not be permitted to terminate this Agreement pursuant to this clause (g) within the first twenty-four (24) hours after the execution of this Agreement; and

(h)    by Acquirer, if the Book Value Per Share shall have declined to $15.00 or less. Section 9.02 Effect of Termination.
(a) The Party desiring to terminate this Agreement pursuant to Section 9.01 shall give written notice of such termination to the other Party in accordance with Section 10.04, specifying the provision or provisions hereof pursuant to which such termination is effected.

(b)    In the event of termination of this Agreement by either the Company or Acquirer as provided in Section 9.01, this Agreement shall forthwith become void and of no effect, and none of the Company, Acquirer, any of their respective Subsidiaries or any of the officers, directors, employees, agents, attorneys or investment bankers of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.02(b), 9.02, 9.03, 10.08, 10.09 and
10.10 shall survive any termination of this Agreement, and (ii) neither the Company nor Acquirer shall be relieved of or released from any liabilities or damages arising out of its knowing and intentional breach of any provision of this Agreement.

(c)    If this Agreement is terminated by Acquirer pursuant to Section 9.01(g), then the Company shall promptly, but in no event later than two (2) days after the date of such termination, pay Acquirer all the documented out-of-pocket expenses incurred by Acquirer, Merger Sub or any of its Affiliates in connection with this Agreement, including attorneys’ fees, and the transactions contemplated by this Agreement, payable by wire transfer of same day funds; provided, however, that under no circumstances shall such payment exceed $500,000; provided further, that the Company shall not be required to make such payment if prohibited from doing so by its regulatory authorities.

Section 9.03 Fees and Expenses. All filing and other fees paid to the SEC in connection with the Merger and all professional fees related to such registration shall be the obligation of Acquirer. All other fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

Section 9.04 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or (c) waive compliance by the other Party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X GENERAL PROVISIONS
Section 10.01 Nonsurvival of Representations, Warranties and Agreements. None of the
representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.04 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 10.02 Amendment. This Agreement may be amended at any time prior to the Effective Time by the Parties (by action taken or authorized by their respective boards of directors), whether before or after receipt of the Requisite Stockholder Approval; provided, however, that after such stockholder approval of this Agreement, no amendment shall be made to this Agreement that by Law requires further approval or authorization by the stockholders of the Company without such further approval or authorization. This Agreement may only be amended by an instrument in writing signed by or on behalf of each of the Parties.

Section 10.03 Waiver of Conditions. The conditions to each of the Parties’ obligations to consummate the Merger are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Laws.

Section 10.04 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile or email (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Acquirer or Merger Sub, to:

BBCN Bancorp, Inc.
3731 Wilshire Boulevard, Suite 1000
Los Angeles, CA 90010
Attention:    Juliet Stone
Facsimile:    (213) 235-3257
Email:    juliet.stone@bbcnbank.com with copies to:
Arnold & Porter LLP
777 South Figueroa Street, 44th Floor
Los Angeles, CA 90017
Attention:    James R. Walther
Facsimile:    (213) 243-4199
Email:    james.walther@aporter.com

If to the Company, to:

Foster Bankshares, Inc.
5005 Newport Drive
Rolling Meadows, IL 60008
Attention:    Paul B. Kim
Facsimile:    (847) 253-8011
Email:    paul.kim@fosterbank.com with a copy to:
Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 W. Madison Street, Suite 3900
Chicago, IL 60606
Attention:    Dennis R. Wendte
Facsimile:    (312) 984-3150
Email:    dennis.wendte@bfkn.com

Section 10.05 Counterparts. This Agreement may be executed in two (2) or more counterparts (including by facsimile, pdf format or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

Section 10.06 Entire Agreement. This Agreement (including any exhibits hereto, the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

Section 10.07 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.

Section 10.08 Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction. The Parties hereto agree that any suit, action or proceeding brought by either Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in tort or contract or at law or in equity, exclusively, in the United States District Court for the District of Delaware. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in such court or that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum or that such Party is not subject to personal jurisdiction in such court.

Section 10.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO

REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS
CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.09.

Section 10.10 Publicity. Neither the Company nor Acquirer shall, and neither the
Company nor Acquirer shall permit any of its Subsidiaries or their respective Representatives to,

issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Acquirer, in the case of a proposed announcement, statement or disclosure by the Company or its Subsidiaries or their respective Representatives, or the Company, in the case of a proposed announcement, statement or disclosure by Acquirer or its Subsidiaries or their respective Representatives; provided, however, that either Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or by the rules and regulations of NASDAQ.

Section 10.11 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed). Any attempted or purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.04, which is intended to benefit each Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement including, without limitation, the right to rely upon the representations and warranties set forth herein.

Section 10.12 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled to seek specific performance of the terms hereof without being required to post any bond or other security, this being in addition to any other remedies to which they are entitled at law or equity, in tort or any other claims.

Section 10.13 Definitions. The following terms, as used herein, have the following meanings:

“Accredited Investor” shall have the meaning set forth in Rule 501(a) promulgated by the
SEC pursuant to the Securities Act.

“Acquirer Bank” shall mean BBCN Bank, a California state-chartered bank and a wholly owned subsidiary of Acquirer.

“Acquirer Material Adverse Effect” shall mean any fact, event, change, condition, occurrence, development, circumstance, effect or state of facts that:

(i)    individually or in the aggregate, has been, or would reasonably be expected to be, materially adverse to the business, assets, results of operations or financial condition of Acquirer, Merger Sub and their respective Subsidiaries, in each case taken as a whole; provided, however, that no fact, event, change, condition, occurrence, development, circumstance, effect or state of facts to the extent resulting from any of the following shall be considered in determining whether an Acquirer Material Adverse Effect has occurred or is in existence:

(1)    changes, after the date hereof, in Laws, rules and regulations of general applicability, or of general applicability to banks or their holding companies, or interpretations thereof by Governmental Entities, including any change in GAAP or regulatory accounting requirements,

(2)    changes in the economy or financial markets, generally, in the
United States, or

(3)    changes in economic, business or financial conditions generally affecting the banking industry,

provided, that the foregoing shall not apply to the extent such fact, event, change, condition, occurrence, development, circumstance, effect, action, omission or state of facts of the type referred to therein, has a disproportionate impact on the business, assets, results of operations or financial condition of Acquirer, Merger Sub and their respective Subsidiaries compared to other comparable companies within the banking industry, or

(ii)    prevents, materially delays or materially impairs the ability of Acquirer or Merger Sub to perform its obligations under this Agreement or to consummate the Merger.

“Acquisition Proposal” shall mean (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries and (ii) any acquisition by any Person resulting in, or proposal or offer, which if consummated would result in, any Person becoming the beneficial owner of directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of the Company or those of any of its

Subsidiaries, or 15% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Affiliate” shall mean, with respect to a Person, those other Persons that, directly or indirectly, control, are controlled by or are under common control with such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”), as applied to any person, means the possession, directly or indirectly, of (i) ownership, control or power to vote twenty-five percent (25%) or more of the outstanding shares of any class of voting securities of such person, (ii) control, in any manner, over the election of a majority of the directors, trustees or general partners (or individuals exercising similar functions) of such person or (iii) the power to exercise a controlling influence over the management or policies of such person as determined by the Federal Reserve; provided, however, neither the Company nor any of its Affiliates shall be deemed an Affiliate of Acquirer, or Acquirer’s ultimate parent company, or any of their respective Subsidiaries for purposes of this Agreement prior to the Effective Time and neither Acquirer nor any of its Affiliates shall be deemed an Affiliate of the Company or its Subsidiaries for purposes of this Agreement prior to the Effective Time.

“Book Value Per Share” shall mean the book value per share of the Company Common Stock as of the end of the month immediately preceding the Closing, which book value shall be determined in accordance with GAAP on the same basis as used in preparation of the Company’s audited financial statements for the year ended December 31, 2011; provided, however, that
Book Value Per Share shall not include the effect of (1) any write down in the book value of real estate owned by the Company Bank located at 5225 N. Kedzie Avenue, Chicago, Illinois, (2) the obligation to make any stay bonus payment to Kurt C. Felde under that certain Stay Bonus Agreement, of even date herewith, by and between the Acquirer and Kurt C. Felde, and (3) the payment of, or obligation to pay any, termination fees to Fiserve Solutions, Inc. under that certain Master Agreement, dated January 31, 2011, by and between it and the Company Bank
(including all attached exhibits, schedules and addenda).

“Business Day” shall mean any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the cities of Chicago, Illinois or Los Angeles, California.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” shall mean any fact, event, change, condition, occurrence, development, circumstance, effect or state of facts that:

(i)    individually or in the aggregate, has been, or would reasonably be expected to be, materially adverse to the business, assets, results of operations or financial condition of the Company and its Subsidiaries, in each case taken as a whole; provided, however, that no fact, event, change, condition, occurrence, development, circumstance, effect or state of facts to the extent resulting from any of the following shall be considered in determining whether a Company Material Adverse Effect has occurred or is in existence:

(1)    changes, after the date hereof, in Laws, rules and regulations of general applicability, or of general applicability to banks or their holding companies, or interpretations thereof by Governmental Entities, including any change in GAAP or regulatory accounting requirements,

(2)    changes in the economy or financial markets, generally, in the
United States, or

(3)    changes in economic, business or financial conditions generally affecting the banking industry,

provided, that the foregoing shall not apply to the extent such fact, event, change, condition, occurrence, development, circumstance, effect, action, omission or state of facts of the type referred to therein, has a disproportionate impact on the business, assets, results of operations or financial condition of the Company and its Subsidiaries compared to other comparable companies within the banking industry, or

(ii)    prevents, materially delays or materially impairs the ability of the
Company to perform its obligations under this Agreement or to consummate the Merger.

“Company Option” shall mean any issued and outstanding option to purchase one or more shares of Company Common Stock.

“Contract” shall mean any agreement, contract, instrument, guarantee, undertaking, lease, note, mortgage, indenture, license or other legally binding commitment or obligation, whether written or oral.

“Encumbrance” shall mean any mortgage, lien, pledge, charge, security interest, easement, covenant or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (i) specified encumbrances described in Section 10.13 of the Company Disclosure Schedule; (ii) encumbrances for current Taxes or other governmental charges not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate proceedings and are reflected on or specifically reserved against in the Financial Statements; (iii) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of the Company, or the validity or amount of which is being contested in good faith by appropriate proceedings and are reflected on or specifically reserved against or otherwise disclosed in the Financial Statements; and (iv) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Leased Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall mean the fund containing the portion of the Merger Consideration to be distributed to the Company’s stockholders pursuant to this Agreement.

“Excluded Shares” shall mean Shares owned by Acquirer, the Company or any direct or indirect wholly owned subsidiary of Acquirer or the Company, in each case not held (i) in trust accounts (including grantor or rabbi trust accounts), managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties or (ii) in respect of a debt previously contracted.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Entity” shall mean any federal, state, local, foreign or supranational court, tribunal, arbitral or administrative agency or commission or other governmental authority or instrumentality, and any stock exchange or industry self-regulatory organization.

“Knowledge” shall mean the actual knowledge of any of the senior management (persons performing the roles of principal executive officer, principal financial officer, principal operating officer, principal accounting officer or principal legal or compliance officer), Vice President of Human Resources and directors of the Company and/or any of its Subsidiaries listed on Section
10.13 of the Company Disclosure Schedule, after appropriate inquiry.

“Laws” shall mean any federal, state, local or foreign law, common law, statute, code, ordinance, rule or regulation issued, promulgated, entered or authorized by any Governmental Entity.

“Merger Consideration” shall mean the Per Share Cash Consideration, the Cash Adjustment Amount, the Per Share Stock Consideration and the Stock Adjustment Amount, including cash consideration in lieu of the issuance of fractional shares of Acquirer Common Stock, which the holders of Company Common Stock are entitled to receive pursuant to the Merger and the amount of cash the holders of phantom stock units are entitled to receive based upon the Per Share Cash Consideration and Cash Adjustment Amount.

“NASDAQ” shall mean the NASDAQ Global Select Market or The Nasdaq Stock
Market, Inc., as applicable.

“Order” shall mean any order, writ, injunction, decree, judgment, ruling, arbitration award or stipulation issued, promulgated or entered into by or with any Governmental Entity.

“Permitted Liens”, with respect to any Person, shall mean (i) liens for current taxes or other governmental charges not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate proceeding and are reflected on or specifically reserved against or otherwise disclosed in the Financial Statement; (ii) liens of landlords, carriers, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with customary and prudent practices for similarly situated financial institutions for sums not past due, to the extent reflected on such Person’s books, or which are being contested in good faith by appropriate proceedings and for the payment of which adequate reserves for the payment of such liens have been established on the books of such Person in accordance with GAAP and regulatory accounting principles, or the defense of which has been accepted by a title insurer, bonding company, other surety or other credit-worthy Person; (iii) any recorded lien (other than for funded indebtedness) relating to any leased premises that will not have a material adverse effect on such Person and which does not materially impair the use of such property or the merchantability or the value of such property or interest therein; (iv) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property or the merchantability or the value of such property or interest therein; (v) deposits, liens or pledges to secure payments of worker’s compensation, unemployment insurance, pensions or other social security obligations, public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; and (vii) pledges of securities to secure fed funds borrowings from other banks.

“Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Phantom Stock Plan” shall mean the Foster Bankshares, Inc. Phantom Equity Plan, adopted and effective as of July 26, 2005.

“Previously Disclosed” with regard to a Party shall mean only that information set forth on such Party’s Disclosure Schedule; provided, however, that (i) disclosure in any section of such Disclosure Schedule shall apply to the indicated sections of this Agreement and shall also apply to such other sections of this Agreement and such Disclosure Schedule as to which it is reasonably apparent that such disclosure is relevant and (ii) with regard to Acquirer, “Previously Disclosed” shall also include information publicly disclosed by Acquirer in any forms, statements, certifications, reports and documents filed with SEC pursuant to the Securities Act or the Exchange Act since December 31, 2010 and publicly available prior to the day preceding the date of this Agreement, but excluding any disclosures contained solely in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and cautionary and are predictive or forward-looking in nature.

“SEC” shall mean the United States Securities and Exchange Commission. “Securities Act” shall mean the Securities Act of 1933, as amended.
“Subsidiary” shall, when used with respect to either Party, have the meaning ascribed to it in Section 2(d) of the BHCA.

“Superior Proposal” shall mean an unsolicited bona fide Acquisition Proposal that would result in any Person becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis) or 100% of the total voting power of the equity securities of the Company that the Company Board has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 6.05(c) of this Agreement and the time likely to be required to consummate such Acquisition Proposal).

“Surviving Bank” shall mean the surviving banking corporation resulting from the Bank
Merger, which shall be Acquirer Bank.

“Takeover Laws” shall mean any “fair price,” “moratorium,” “control share acquisition”
or other anti-takeover statute or regulation.

“Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including, without limitation, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

“Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including any income, excise, property, sales, transfer, franchise, payroll, withholding, social security, abandoned or unclaimed property or other taxes, together with any interest, penalties or additions to tax attributable thereto.

Section 10.14 Other Definitional Provisions. Unless the express context otherwise requires:

(a)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)    the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c)    the terms “Dollars” and “$” mean United States Dollars;

(d)    references herein to a specific Section, Subsection or Exhibit shall refer, respectively, to Sections, Subsections or Exhibits of this Agreement; and

(e)    wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.”

(f)    references herein to any statute, law, code, regulation or treaty shall be deemed to include any amendments thereto from time to time or any successor statute, law, code, regulation, treaty or protocol thereof and any the rules and regulations promulgated thereunder.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BBCN Bancorp, Inc.

By: __________________________
Name: Kevin S. Kim
Title: Chairman and Chief Executive Officer

Won Merger Sub. Corp.

By: __________________________
Name: Kevin S. Kim
Title: President

Foster Bankshares, Inc.

By: __________________________
Name: Paul B. Kim
Title: President and Chief Executive Officer

EXHIBIT A

Form of Bank Merger Agreement

THIS AGREEMENT OF BANK MERGER, dated as of __________, 2013 (this "Bank Merger Agreement”), is entered into between BBCN Bank (“Acquirer Bank”), a California state- chartered bank and a wholly owned subsidiary of BBCN Bancorp, Inc., a Delaware corporation (“BBCN”), and Foster Bank (“Target Bank”), an Illinois state-chartered commercial bank and a wholly owned subsidiary of Foster Bankshares, Inc., a Delaware corporation (“Foster”). Acquirer Bank and Target Bank are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

WHEREAS, BBCN, Won Merger Sub Corp., a Delaware corporation (“Merger Sub”), and Foster entered into an Agreement and Plan of Merger, dated as of April 15, 2013 (the “Holding Company Merger Agreement”), providing, among other things, for the merger of Merger Sub with and into Foster (the “Merger”); and

WHEREAS, in connection with the Merger, BBCN and Foster desire to merge Target Bank with and into Acquirer Bank (the “Bank Merger”) concurrently with or as soon as reasonably practicable after the consummation of the Merger upon the terms and subject to the conditions set forth in this Bank Merger Agreement and the Holding Company Merger Agreement.

WHEREAS, the Parties intend that for federal income tax purposes the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Bank Merger Agreement and the Holding Company Merger Agreement, subject to the conditions set forth in this Bank Merger Agreement and the Holding Company Merger Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1. Effective Time. Upon the terms and subject to the conditions set forth in this Bank Merger Agreement and the Holding Company Merger Agreement, concurrently with or as soon as reasonably practicable after the consummation of the Merger, Acquirer Bank and Target Bank shall cause the Bank Merger to be consummated by (i) filing a copy of this Bank Merger Agreement, certified by the Secretary of State of the State of California pursuant to Section 1103 of the California General Corporation Law (the “CGCL”), with the Commissioner of Financial Institutions of the State of California pursuant to Section 4887 of the California Financial Code and (ii) filing a copy of this Bank Merger Agreement, together with all other required documents and information, pursuant to Chapter 205, Section 5/24 of the Illinois Compiled Statutes (the “ILCS”) with the Illinois Department of Financial and Professional Regulation. The Bank Merger shall become effective as provided in Section 4887 of the California Financial Code (the “Effective Time”).

2. The Merger. Acquirer Bank shall be the surviving bank in the Bank Merger (the “Surviving Bank”). At the Effective Time, Target Bank shall be merged with and into Acquirer Bank and the separate existence of Target Bank shall cease. The Bank Merger shall be governed by, and shall have the effects set forth in, the CGCL and the ILCS.

3.    Effects of the Merger.

(a) At the Effective Time, the Surviving Bank shall succeed, without other transfer, to all the rights and properties, and shall be subject to all the debts and liabilities, of Target Bank, and the separate existence of Acquirer Bank, with all its purposes, objects, rights, powers, privileges, liabilities, obligations and franchises, shall continue unaffected and unimpaired by the Bank Merger.

(b) The articles of incorporation (as amended effective as of the Effective Time to reflect the new name of the Surviving Bank) and the bylaws of Acquirer Bank, as in effect as of the Effective Time, shall be the articles of incorporation and bylaws of the Surviving Bank, until thereafter altered, amended or repealed in accordance with their terms and applicable law.

(c) The shares of Target Bank common stock, $20.00 par value per share (“Target Bank Common Stock”) and the shares of Acquirer Bank common stock, no par value per share (“Acquirer Bank Common Stock”) shall be treated as follows at the Effective Time: (i) each share of Target Bank Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically canceled without consideration and cease to be an issued and outstanding share of Target Bank Common Stock; and (ii) each share of Acquirer Bank Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

4. Directors and Officers of the Surviving Bank. The directors and officers of Acquirer Bank shall be the directors and officers of the Surviving Bank without change in title or authority, but subject to the authority and power of the board of directors and stockholder of the Surviving Bank to add directors or officers to or otherwise modify the board of directors or number, titles and authority of the officers of the Surviving Bank.

5. Procurement of Approvals. This Bank Merger Agreement shall be subject to the approval of BBCN, as the sole stockholder of Acquirer Bank, and Foster, as the sole stockholder of Target Bank, at meetings to be called and held or by consent in lieu thereof in accordance with the applicable provisions of law and their respective organizational documents. Acquirer Bank and Target Bank shall use their commercially reasonable best efforts to proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by applicable law or otherwise necessary for the consummation of the Bank Merger on the terms provided herein, including, without limitation, the preparation and submission of such applications or other filings for approval of the Bank Merger as may be required by applicable laws and regulations.

6.    Conditions Precedent. The obligations of the Parties under this Bank Merger
Agreement shall be subject to: (a) the approvals of this Bank Merger Agreement by BBCN, as the sole stockholder of Acquirer Bank, and Foster, as the sole stockholder of Target Bank, at meetings duly called and held or by consent or consents in lieu thereof, in each case without any exercise of such dissenters’ rights as may be applicable; (b) receipt of approval of the Bank Merger from all governmental and banking authorities whose approval is required by applicable laws and regulations; and (c) the consummation of the Merger pursuant to the Holding Company Merger Agreement at or before the Effective Time.

7.    General Provisions.

(a) Termination and Agreement. The obligations of the Parties to effect the Bank Merger shall be subject to all the terms and conditions contained in the Holding Company Merger Agreement. This Bank Merger Agreement shall terminate, without any further action of any Party, notwithstanding stockholder approval, in the event that the Holding Company Merger Agreement shall be terminated as provided therein prior to the Effective Time.

(b) Amendment. This Bank Merger Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the Parties at any time prior to the Effective Time.

(c) Successors and Assigns. This Bank Merger Agreement shall be binding upon and enforceable by the Parties and their respective successors and permitted assigns, but this Bank Merger Agreement may not be assigned by any Party, by operation of law or otherwise, without the prior written consent of the other Party.

(d) Governing Law. This Bank Merger Agreement shall be governed by and construed in accordance with the laws of the State of California (without giving effect to choice of law principles thereof).

(e) Counterparts. This Bank Merger Agreement may be executed in counterparts (which counterparts may be delivered by facsimile or other commonly used electronic means), each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.

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IN WITNESS WHEREOF, the Parties have caused this Bank Merger Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BBCN Bank

By: __________________________
Name:
Title:

Foster Bank

By: __________________________
Name:
Title: